LEASE

THIS LEASE AGREEMENT is made and entered into as of the date set forth in Section 1 “Definitions” (this lease agreement, together with all amendments and supplements hereto, this "Lease"), by and between STARBOARD PLATFORM BRIGHTON JV LLC, a Delaware limited liability company (together with any successor or assigns, hereinafter called the "Landlord"), and AMPRIUS TECHNOLOGIES, INC., a Delaware corporation (together with any successor or assign permitted by this Lease, hereinafter collectively called the "Tenant").

1.    DEFINITIONS. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.

Date of the Lease:	April 15, 2023
Name of Tenant:	Amprius Technologies, Inc. a Delaware corporation
Notice Address of Tenant:	Amprius Technologies, Inc. 1180 Page Avenue Fremont, California 94538 Attn: Legal
Name & Notice Address of Landlord: and to:
Starboard Platform Brighton JV LLC
a Delaware limited liability company
c/o Starboard Realty Partners LLC
1301 Dove Street, Suite 1080
Newport Beach, CA 92660
Attn: Dan Vittone

Dentons US LLP
4520 Main Street, Suite 1100
Kansas City, MO 64111-7700
Attn: Julia A. Taylor

Landlord’s Remittance Address:	Starboard Platform Brighton JV LLC c/o Starboard Realty Partners LLC 1301 Dove Street, Suite 1080 Newport Beach, CA 92660 Attn: Dan Vittone
Building:	The building located at 18875 East Bromley Lane, Brighton, Colorado 80601
Premises:
Approximately 774,155 rentable square feet of space
in the Building as approximately shown on Exhibit A and all of Tenant’s Outside Area. For purposes of calculation of Rent and Tenant’s Percentage, Landlord and Tenant agree that the Premises consist of 774,155 rentable square feet.

Permitted Uses:	Manufacturing, distribution, administrative office and all other legal uses customarily associated therewith including, without limitation, lithium-ion battery manufacturing.
Term:	One hundred eighty (180) months, beginning on the Rent Commencement Date, plus any days necessary to have the Term expire at 11:59 P.M. on the Expiration Date.
Zoning Contingency:	This Lease shall automatically terminate if the Zoning Contingency is not satisfied (See Section 3(B))
Rent Commencement Date:	June 1, 2024
Expiration Date:
That certain date which is the last day of the one hundred eightieth (180th) complete calendar month following the Rent Commencement Date, unless extended pursuant to Section 3 herein, or sooner terminated in accordance with the terms and conditions of this Lease.

Tenant's Percentage:	60.49%, being the ratio of rentable square footage of the Premises to the total rentable area of the Building (±1,280,071 square feet) as of the Rent Commencement Date. For purposes of calculation of Tenant’s Percentage, Landlord and Tenant agree the Premises consist of 774,155 rentable square feet.
Security Deposit:	$1,200,000
Exhibits:
Exhibit A Floor Plan showing the Premises

Exhibit A-1 Landlord Reserve Areas

Exhibit B Rules and Regulations

Exhibit C Work Letter

Exhibit D Zoning Approval Confirmation Notice

Exhibit E Abated Rent Buyout Schedule

Exhibit F Approved SNDA

Exhibit G Form of Letter of Credit

Exhibit H Roof Access Agreement

All of the Exhibits listed above are hereby incorporated into and made part of this Lease.

Base Rent:

Months	From	To	Monthly Rent [1]	$ PSF / Yr
Rent Commencement Date – 12	June 1, 2024	May 31, 2025	$290,308.13	$4.50
13 – 24	June 1, 2025	May 31, 2026	$299,743.14	$4.65
25 – 36	June 1, 2026	May 31, 2027	$309,484.79	$4.80
37 – 48	June 1, 2027	May 31, 2028	$319,543.05	$4.95
49 – 60	June 1, 2028	May 31, 2029	$329,928.20	$5.11
61 – 72	June 1, 2029	May 31, 2030	$340,650.86	$5.28
73 – 84	June 1, 2030	May 31, 2031	$351,722.02	$5.45
85 – 96	June 1, 2031	May 31, 2032	$363,152.98	$5.63
97 – 108	June 1, 2032	May 31, 2033	$374,955.45	$5.81
109 – 120	June 1, 2033	May 31, 2034	$387,141.50	$6.00
121 – 132	June 1, 2034	May 31, 2035	$399,723.60	$6.20
133 – 144	June 1, 2035	May 31, 2036	$412,714.62	$6.40
145 – 156	June 1, 2036	May 31, 2037	$426,127.85	$6.61
157 – 168	June 1, 2037	May 31, 2038	$439,977.00	$6.82
169 – 180	June 1, 2038	May 31, 2039	$454,276.25	$7.04

1 Base Rent for the first nineteen (19) months of the Term will be abated in accordance with the terms of Section 5 below. For clarity, pursuant to such abatement right, the amount of Base Rent to be paid monthly by Tenant are anticipated to be (i) $00.00 during months 1 through 6; (ii)

$187,500.99 during months 7 through 12; and (iii) $193,593.75 during months 13 through 19.

2.    THE PREMISES. Landlord hereby leases to Tenant, and Tenant leases from Landlord, upon and subject to the terms and conditions of this Lease, the Premises. The Premises are leased with the right of Tenant to use for its customers, employees and visitors, in common with other entities entitled thereto, such common areas and facilities as Landlord may from time to time designate and provide. The approximate size of the Premises (excluding any Tenant’s Outside Areas) is set forth in Section 1 of the Lease and Landlord and Tenant agree that such size of Premises set forth in Section 1 shall be used for calculation of Rent and Tenant’s Percentage.

    During the Term, Landlord will grant Tenant rights to the exclusive use of certain areas of the Property outside of the Premises to the extent the same are reasonably necessary in connection with Tenant’s use of the Premises (“Tenant’s Outside Areas”). The exact location of the Tenant’s Outside Areas shall be mutually agreed upon between Landlord and Tenant as soon as reasonably practicable following the full execution and delivery of this Lease. During the Term, Tenant may request modification or expansion of the Tenant’s Outside Areas and Landlord shall reasonably cooperate with Tenant in connection therewith, at no expense to Landlord. Notwithstanding the foregoing, unless Tenant is leasing the entire Building, Landlord shall have no obligation to allow any Tenant’s Outside Areas to be located in such areas designated as “Landlord Reserve Areas” in the site plan attached hereto as Exhibit A-1. Following submission of proposed plans to Landlord, and subject to the written approval of Landlord, which shall not be unreasonably withheld, conditioned, or delayed Tenant may take such reasonable actions to ensure its use of the Tenant’s Outside Areas is not subject to unreasonable interference including, without limitation, installing portable barriers, barricades, and fencing, erecting informational and directional signage, and making pavement markings, subject in each case to Tenant’s compliance with the provisions of Section 25(A) below. Any expenses incurred by Landlord attributable to the Tenant’s Outside Areas that are requested by Tenant and that do not arise from Landlord’s performance of its obligations hereunder including, without limitation, Landlord’s obligations under Articles 13, 22, and 31 and Exhibit C, shall be paid solely by Tenant. During the Term, Tenant may access the Roof for installation, maintenance, repair, and replacement of systems supporting Tenant’s use of the Premises, any such access shall be subject to Tenant entering into the roof access agreement attached hereto as Exhibit H. Any reference to “Premises” within this Lease shall be deemed to include any Tenant’s Outside Area, except in regard to calculation of Base Rent or Additional Rent, which shall only be based upon the measurement of the indoor Premises.

3.    TERM.
    (A)    The Premises are leased for a term (the "Initial Term" or "Term") beginning on the Rent Commencement Date and continuing for the Term.

    (B)    Landlord and Tenant acknowledge that, as of the Date of the Lease, the Building and the parcel of land on which the Building is located (the “Property”) is zoned Industrial PUD and Tenant’s Permitted Use is not permitted, by right or conditionally, under the existing zoning. Landlord, at its sole expense, shall have until September 30, 2023 (the “Zoning Contingency Period”) to obtain from the City of Brighton or any other applicable zoning, building or engineering department, commission or board, final, non-appealable zoning changes and/or approvals to allow Tenant to use the Premises for its Permitted Use (the “Zoning Approval”). If Landlord is unable to obtain Zoning Approval prior to the expiration of the Zoning Contingency Period due to delays beyond the reasonable control of Landlord, Landlord may extend the Zoning Contingency Period for three (3) additional thirty (30) day periods upon written notice delivered to Tenant prior to the expiration of the Zoning Contingency Period (as the same may be extended) that Landlord exercises such extension, including written description of the cause or causes of such delay in obtaining Zoning Approval. Tenant will cooperate with Landlord in the completion of any application needed in order for the Landlord to seek Zoning Approval, but Tenant shall incur no expense in processing and adjudicating such zoning applications. If Landlord is unable to obtain the Zoning Approval before the end of the Zoning Contingency Period, this Lease shall automatically terminate. Upon such termination, Landlord shall return the Security Deposit and first installment of unabated Base Rent (to the extent previously paid by Tenant to Landlord) to Tenant and neither Landlord nor Tenant shall have any further rights or obligations under this Lease, except for those that specifically survive the expiration or earlier termination of this Lease. Upon issuance of Zoning Approval prior to expiration of the Zoning Contingency Period, Landlord shall promptly deliver notice of such issuance to Tenant in such form as set forth at Exhibit D attached hereto, and the above-described automatic termination provision shall cease to be effective and the Term of the Lease shall continue as set forth in this Lease.

    (C)    So long as there exists no continuing Event of Default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease in whole or in part (other than to a Successor Tenant, defined below), Tenant shall have the option to extend the Term for two (2) additional five (5) year periods (each an "Extension Term") upon written notice to Landlord given not less than twelve (12) months and not more than eighteen (18) months prior to the expiration of the then expiring Initial Term or Extension Term, as appropriate. If Tenant fails to exercise the option to extend the Term strictly within the time period set forth in this section, then Tenant's option to extend the Term shall automatically lapse and be of no further force or effect. In the event that Tenant exercises the option granted hereunder, the Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of the Extension Term except that the Base Rent due from Tenant shall be increased to the Market Rate (defined below) and, following the exercise of both options, Tenant shall have no further rights or options to extend the Term. If Tenant timely exercises the option to extend the Term, then no later than thirty (30) days following receipt of Tenant's notice, Landlord shall notify Tenant in writing of Landlord's determination of the Market Rate for the Extension Term ("Landlord's Rental Notice"). If Tenant does not object to Landlord's determination of the Market Rate by written notice to Landlord within ten (10) days after the date of Landlord's Rental Notice, then Tenant shall be deemed to have accepted the Market Rate set forth in Landlord's Rental Notice. If Tenant does timely object to Landlord's determination of the Market Rate for the Extension Term, the parties shall use commercially reasonable efforts to agree upon the Market Rate for the Extension Term; provided, however, if the parties cannot agree upon the Market Rate within thirty (30) days after Landlord receives Tenant's notice of objection, then the Market Rate shall be determined in accordance with the following procedure:

If the parties are unable to agree on the Market Rate within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding an appraisal (the “Notifying Party”). Within ten (10) days following the Notifying Party’s appraisal demand, the other party (the “Non-Notifying Party”) shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of such appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two appraisers are selected, they shall select a third appropriately qualified appraiser. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Market Rate within fifteen (15) days following his selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Market Rate. If multiple appraisers are selected, the appraisers shall meet not later than fifteen (15) days following the selection of the last appraiser. At such meeting the appraisers shall attempt to determine the Market Rate as of the commencement date of the extended term by the agreement of at least two (2) of the appraisers. If two (2) or more of the appraisers agree on the Market Rate at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Market Rate, all appraisers shall submit to Landlord and Tenant an independent appraisal of the Market Rate in simple letter form within twenty (20) days following appointment of the final appraiser. The parties shall then determine the Market Rate by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

    For the purposes of this section, the “Market Rate” for the Extension Term (and annual escalations of Base Rent for the Extension Term) shall reflect the fair market value that would be agreed upon between a landlord and a tenant entering into a new lease on or about the date on which the Extension Term is to begin for a comparable term and use and for space comparable to the Premises in the Building and buildings comparable to the Building in the Northeast Denver industrial market area. Such determination of fair market value shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of fair market value shall also take into consideration any reasonably anticipated changes in rental conditions from the time such fair market value is being determined and the date upon which the Extension Term will begin. Notwithstanding the foregoing, in no event shall the Market Rate for the Extension Term (i) take into account any alterations installed in the Premises at Tenant's expense, or (ii) be less than one hundred three and 25/100ths percent (103.25%) of the Base Rent paid by Tenant during the last month of the then expiring Initial Term or Extension Term, as appropriate.

4.    CONDITION; PREPARATION OF PREMISES FOR INITIAL OCCUPANCY; EARLY ACCESS AND OCCUPANCY PERIOD; LANDLORD WORK. The Premises are leased in an "as is, where is" condition without any warranty of fitness for use or occupation whatsoever, express or implied, it being agreed that Tenant has had an opportunity to examine the condition of the Premises, that Landlord has made no representations or warranties of any kind with respect to such condition, and that Landlord shall have no obligation to do any work on or to make any improvements to or with respect to the preparation of the Premises, or the condition thereof, for Tenant's initial occupancy, except as expressly set forth in this Section 4. Landlord hereby warrants and represents that, as of the Rent Commencement Date the Premises shall be vacant and ready for Tenant’s exclusive occupancy.

    On the Date of this Lease, Landlord shall permit Tenant and its employees and contractors access to the Premises for inspection and space planning purposes only. Tenant shall not have the right to commence the installation of Tenant's furniture, fixtures, equipment or other improvements or Alterations in the Premises during such early access and occupancy period. Tenant shall have the right to pursue site plan approval and/or site improvement permit, as applicable, for construction of Tenant Improvements (as such term is defined in the Work Letter) at the Property from the City of Brighton, Colorado (the “Development Permit”). Landlord will cooperate with Tenant in the completion of any application needed in order for the issuance of the Development Permit, but Landlord shall incur no expense in processing and adjudicating such Development Permit application unless such expenses are reimbursed by Tenant. Notwithstanding the foregoing, Landlord shall be responsible for the portion of all such out-of-pocket expenses allocable to the permitting of the Landlord Work and all such amounts shall be payable pursuant to Section 1.5 of the Work Letter. Upon approval by the City of Brighton, Colorado of Tenant’s Development Permit application, Tenant shall have the right to commence construction of the Tenant Improvements in accordance with the Development Permit. Tenant shall have no right to commence any demolition within the Premises or commence construction of any Tenant Improvements or Alterations until following acquisition of (i) Zoning Approval, and (ii) Development Permit. Tenant, Tenant's employees and Tenant's contractors shall abide by the rules of the Property attached hereto as Exhibit B, to the extent applicable to all contractors and others in or upon the Building or the Premises.

    Landlord shall have the right to order Tenant or any person or entity who violates the above requirements to cease work and to remove itself, its equipment and its employees from the Building. Any such access and occupancy by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Rent) and shall be at Tenant's sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access and occupancy by Tenant. Prior to such early access and occupancy by Tenant, Tenant shall provide Landlord with a certificate of insurance evidencing the existence of all insurance Tenant is required to carry pursuant to the Lease.

5.    MONTHLY RENT. Tenant will pay "Rent" to Landlord for the Premises. Rent shall consist of monthly Base Rent as set forth in Section 1 together with all "Additional Rent" required to be paid by Tenant to Landlord pursuant to this Lease. Commencing on the Rent Commencement Date, Base Rent will be paid monthly in advance on or before the first day of each calendar month. So long as no Event of Default is continuing beyond any applicable grace and cure periods, Base Rent shall be (i)

fully abated during the first six (6) months of the Term following the Rent Commencement Date; (ii) abated by the Abatement Percentage during months seven (7) through nineteen (19) following the Rent Commencement Date (the “Abated Rent”). For purposes herein, the “Abatement Percentage” is 35.41%, calculated as 1 minus (500,000 / rentable square footage of Premises), stated as a percentage, rounded to the nearest tenth of one percent. If the Rent Commencement Date shall be on any day other than the first day of a calendar month, Base Rent for the partial month shall be prorated based on the number of days in that month. Commencing on the Rent Commencement Date, Operating Expenses and Taxes will be paid monthly in advance on or before the first day of each calendar month, as hereinafter provided. Rent will be paid to Landlord, without written notice or demand, and without deduction or offset, in lawful money of the United States of America, at Landlord's Remittance Address as set forth in Section 1 or to such other address as Landlord may from time to time designate in writing. Tenant hereby acknowledges that the late payment by Tenant of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord within five (5) business days of when due, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount. In addition, any amount due to Landlord, if not paid within five (5) business days of when due, shall bear interest from the due date until paid at the rate of ten percent (10%) per annum. The parties hereby agree that such late charges represent a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. The acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount or prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding anything to the contrary in this Lease, before assessing a late charge or interest for the first time in any twelve (12) month period, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge and interest if Tenant pays such delinquency within five (5) days following delivery of such notice of delinquency.

6.    TAXES. Beginning on the Rent Commencement Date, Tenant will pay, as Additional Rent hereunder, Tenant's Percentage of the amount of Taxes, as defined below, assessed against the Property each year. Such Taxes shall be equitably prorated for any partial calendar years of the Term and shall be paid monthly in advance, in accordance with Section 10 below, based on estimates provided by Landlord from time to time. In the event Landlord successfully protests or otherwise receives a discount on the Taxes, Tenant shall be entitled to Tenant's Percentage of such refund, reduction, or discount in Taxes. Provided Tenant has paid all Taxes to Landlord in accordance with this Section, Tenant will not be responsible for any penalties due to Landlord's late payment of Taxes. Any failure by Landlord to deliver an estimate of Taxes prior to the commencement of the applicable year shall not constitute a default by Landlord or operate as a waiver of Landlord's right to collect all or any portion of Tenant's Percentage of Taxes due pursuant to the terms of this Lease. Notwithstanding the foregoing, to the extent Taxes levied upon the Building and/or Property increase as a result of Tenant Improvements constructed by Tenant which remain owned by Tenant during the Term, Tenant shall be solely responsible for payment to Landlord of such increase as reasonably determined by Landlord; such payment by Tenant shall not be subject to restriction or calculation based upon Tenant’s Percentage.

    For the purposes of this Lease, "Taxes" shall mean all taxes, assessments and fees levied upon the Building and/or Property or the rents collected therefrom, by any governmental entity based upon the ownership, leasing, renting or operation of the Building and/or Property. Furthermore, Tenant shall pay to Landlord, upon demand, for any and all taxes payable by Landlord which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant. Notwithstanding the foregoing, Taxes shall not include any federal, state or local net income, capital stock, succession, transfer, replacement, franchise, gift, estate or inheritance taxes, taxes levied on Landlord’s rental income, any tax or assessment in excess of the amount which would be payable if such tax were paid in installments over the longest permitted term; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. For the purpose of determining Taxes for any given year, the amount to be included for such year shall be Taxes which are assessed or become a lien during such year, rather than Taxes which are due for payment or paid during such year.

7.    INSURANCE: WAIVER OF SUBROGATION.

    (A)    Prior to the commencement of the Term hereof, and from time to time thereafter as required by Landlord, Tenant will provide Landlord with a certificate of insurance or other evidence of (a) commercial liability insurance coverage, relative to Tenant's occupancy of the Premises, with a per occurrence limit of $10,000,000 and a general aggregate limit of $10,000,000; (b) so-called "all-risk" or “special form” commercial property insurance on a "replacement cost" basis covering all furniture, furnishings, fixtures and equipment and other personal property (including business personal property / inventory) brought to the Premises by Tenant and all improvements and betterments to the Premises performed by Tenant; (c) workmen's compensation insurance (including employer's liability insurance) in an amount not less than the statutory requirements for the State of Colorado for the workmen's compensation insurance and $100,000 for the employer's liability insurance; (d) business automobile liability insurance on an occurrence basis with limits of $1,000,000 per accident; (e) pollution legal liability insurance, including coverage for, but not limited to mold, legionella, on-site clean up and remediation, third-party claims for off-site clean up and third-party claims for bodily injury and property damage, with minimum limits of not less than Twelve Million Dollars ($12,000,000), each incident, Twelve Million Dollars ($12,000,000) in the aggregate and subject to those requirements set forth below in subsection (B); and (f) any other insurance in amounts and against such other risks as Landlord or Lender may reasonably require if such risks are customarily insured against by institutional prudent owners of real estate similar to the Building being operated pursuant to the Permitted Use; such coverage may include, but shall not be limited to Sudden and Accidental Pollution coverage within existing commercial general liability programs for industrial facilities. By Notice from Landlord to Tenant from time to time (but, not more frequently than once in each five (5) Lease year period), Landlord may reasonably require such minimum limits to be increased to amounts institutional prudent owners of real estate similar to the Building being operated pursuant to the Permitted Use would prudently maintain.

    (B)    The pollution liability insurance to be carried by Tenant shall be subject to Landlord’s reasonable approval and shall include coverages against pollution losses arising from the Premises, shall apply to sudden and gradual pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water, which results in bodily injury or property damage or remediation liability.  Such insurance shall list this Lease as an insured contract. At a minimum, such coverage shall include:
    i)    bodily injury, sickness, disease, mental anguish or shock sustained by any person, including death and medical monitoring;

ii)    property damage, including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed;

iii)    defense of claims, including costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensation damages; and

iv)    business interruption caused by pollution conditions at such coverage locations as approved by Landlord.

    (C)    Tenant shall maintain such insurance in force throughout the Term of this Lease. All such insurance shall contain deductibles not in excess of Fifty Thousand Dollars ($50,000) and shall contain a clause confirming that such insurance and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the State of Colorado, which companies shall have a general policy holder's rating reasonably acceptable to Landlord. Such insurance shall name Landlord and all beneficiaries, managers, and mortgagees of Landlord as additional insureds, and shall not be invalidated by a contractual waiver of subrogation. For the avoidance of doubt,

Tenant’s worker’s compensation insurance shall not be required to contain a waiver of subrogation. A certificate of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified therein, shall be delivered to Landlord prior to the commencement of the Term. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and deliver to Landlord and any additional insureds including, but not limited to, the Landlord, Landlord’s lender (as directed by Landlord), Starboard Realty Partners LLC, and the manager of the Building, such renewal policy or a certificate thereof no later than ten (10) days following the expiration of any existing policy. Each such policy shall not be cancelable and not materially reduced without at least thirty (30) days' prior written notice to Landlord. In the event that Tenant fails to obtain or keep in effect the insurance so required hereunder, or fails to provide the certificates and endorsements so required hereunder, Landlord may, at its option, obtain such insurance for Tenant. Tenant shall pay as Additional Rent the reasonable cost thereof plus an additional ten percent (10%) service charge; provided, however, in the event Landlord does not so obtain such insurance on Tenant's behalf, such inaction shall not serve to waive Landlord's right to so do at any time thereafter in Landlord's sole discretion.

    (D)    Tenant shall not do or permit to be done anything which will contravene, invalidate or increase the cost of any insurance policy covering the Building or Property and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of Landlord's insurance carrier(s) or any board of fire insurance underwriters or other similar body now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises, excluding changes not related to or affected by Tenant's particular improvements or use. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for violation of this Section. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for or resulting from (i) Tenant’s Permitted Uses at the Property; and (ii) any violation of this Section.

    (E)    Landlord shall maintain a comprehensive insurance policy with respect to the Building including liability coverage in amounts no less than those required to be carried by Tenant hereunder, loss of rents, so-called "all-risk" or “special form” property insurance for the replacement cost of the Building, and such other coverages as Landlord may reasonably require. Such policy shall be with a company and contain limits and coverage as are required in the immediately preceding sentence and otherwise satisfactory to Landlord. If Tenant shall conduct any activity on the Premises that results in a surcharge to Landlord's Insurance Premiums, then Tenant shall reimburse Landlord for the entire amount of such surcharge. Further, if Landlord maintains any additional insurance as Landlord determines is necessary to cover specific risks resulting from Tenant’s operations at the Building as would customarily be insured against by institutional prudent owners of real estate, such additional incurred expenses shall be promptly paid by Tenant to Landlord as Additional Rent.

    (F)    Notwithstanding anything to the contrary herein, Landlord and Tenant each hereby waive and release any and every claim for recovery from the other for any and all loss of or damage to their respective property which loss or damage is covered by valid and collectible insurance policies or which is required to be insured against by the damaged party pursuant to the terms of this Lease. If Tenant fails to timely make a claim on insurance, then Landlord, in its sole discretion, may make such claim.

8.    OPERATING EXPENSES. The term "Operating Expenses" shall mean and include all actual, necessary, ordinary, and customary, costs, and fees and disbursements paid or incurred by or on behalf of Landlord for managing, operating, maintaining and repairing the Building and the Property, including, without limitation, costs of: Landlord's maintenance obligations described in Section 13 herein; repair, maintenance (including paving) and re-striping of the parking and dock areas; maintaining and repairing the plumbing, heating, ventilation, air conditioning (to the extent Landlord is obligated to repair and maintain the same), lighting, mechanical, life safety and other systems that serve the Building; common area janitorial services; landscaping and wetlands maintenance; maintenance of and services to common areas including, but not limited to, providing lighting, water, and sewage services for lavatory purposes, trash removal and plant material replacement; sweeping, policing, and inspection of the common areas; any utilities provided by Landlord to the common areas; management fees; supplies, sundries, sales or use taxes on supplies or services; Landlord's insurance premiums ("Insurance Premiums"); wages and salaries of all persons engaged in the operation, administration, maintenance and repair of the Property (but only for the portion of such persons’ time allocable to the Property), and fringe benefits, including social security taxes, unemployment insurance taxes, cost of providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans (allocated in a manner consistent with such persons’ wages), or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, administration, maintenance and repair of the Property; the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, maintaining or repairing of the Property; legal, environmental consulting, and accounting expenses; requirements of any governmental agency having jurisdiction over the Building and the Property; an administrative charge equal to three percent (3%) of all Operating Expenses; and any other expense or charge, whether or not herein before mentioned, which in accordance with generally accepted accounting and management principles applicable to similar class buildings in the municipality in which the Property is located, would be considered as an expense of managing, operating, maintaining or repairing the Property payable by tenants. Notwithstanding anything to the contrary herein, “Operating Expenses” shall not include and Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of the following: (a) costs occasioned by the negligence or willful misconduct or violation of any law by Landlord, or its respective agents, employees or contractors; (b) costs occasioned by casualties or condemnation other than the amount of any deductible under any insurance policy; (c) costs to correct any construction defect in the Property or to comply with any law applicable to the Property on the Date of the Lease; (d) costs of any renovation, improvement, painting or redecorating of any portion of the Property to be exclusively used by another tenant at the Property; (e) costs incurred in connection with negotiations or disputes with any other occupant of the Property; (f) increases in insurance costs caused by the activities of another occupant of the Property; (g) costs incurred in connection with the presence of any Hazardous Substance, except to the extent caused by the use of, release or emission of the Hazardous Substance in question by Tenant; (h) interest, charges and fees incurred on debt; (i) expense reserves; (j) costs which could properly be capitalized under generally accepted accounting principles, except to the extent needed to repair or maintain existing improvements and amortized over the useful life of the capital item in question; (k) costs for services provided exclusively to another tenant at the Property or of a nature that are payable directly by Tenant under this Lease; (l) any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Property in excess of 3% of all Operating Expenses; and (m) insurance deductibles in excess of $50,000 and co-insurance payments. Notwithstanding the foregoing, if Landlord installs equipment in, or makes improvements or alterations to, the Property to reduce energy, maintenance or other costs or to comply with any laws, Landlord may include in Operating Expenses reasonable charges for interest paid on the investment and reasonable charges for depreciation of the investment so as to amortize the investment over the reasonable life of the equipment, improvement or alteration on a straight-line basis.

    Beginning on the Rent Commencement Date, Tenant shall pay, as Additional Rent, Tenant's Percentage of the Operating Expenses monthly in advance, as provided in Section 10 below, based on estimates provided by Landlord from time to time, subject to reconciliation as provided in Section 10 below.

    Operating Expenses of the Building that vary with tenant occupancy will be fairly and reasonably apportioned by Landlord amongst and between those tenants occupying the Building at the time such Operating Expenses are incurred. If any Operating Expenses of the Building are materially increased as a result of one or more tenants, Landlord shall allocate such materially increased Operating Expenses to the tenant(s) responsible therefor, such allocation to be made in Landlord's sole reasonable discretion. If during any calendar year of the Term less than one hundred percent (100%) of the rentable area of the Building is occupied by tenants, Landlord shall make an appropriate adjustment of the variable components of Operating Expenses, as reasonably determined by Landlord, to determine the amount of Operating Expenses that would have been incurred had the Building been one hundred percent (100%) occupied. For purposes hereof, "variable components" shall include only those Operating Expenses that are affected by variations in occupancy levels. Any failure by Landlord to timely deliver such estimates as provided in this Section shall not constitute a default by Landlord or operate as a waiver of Landlord's right to collect all or any portion of Additional Rent due pursuant to the terms of this Lease.

    Notwithstanding any provision of this Lease to the contrary, it is understood and agreed that for purposes of calculating Operating Expenses, excluding "Non-Controllable Operating Expenses", in any year during the Term, the amount of Operating Expenses, excluding Non-Controllable Operating Expenses, shall not exceed 104% of the actual amount of Operating Expenses, excluding Non-

Controllable Operating Expenses, in the immediately preceding year, calculated annually on a compounded and cumulative basis. As used herein, the term ''Non-Controllable Operating Expenses" means insurance premiums, utility charges, management charges that are not calculated based upon gross rental revenue, association charges, governmentally mandated charges, snow and ice removal costs, additional costs incurred by service contracts that are not currently union contracts becoming unionized contracts, and extraordinary security expenses required as a result of federal, state or local government mandate or resulting from a specific terrorism event. Tenant's liability for Non-Controllable Operating Expenses shall not be similarly limited. The language of this paragraph shall apply to the Premises demised hereunder and any expansion space.

9.    HVAC MAINTENANCE. Tenant shall procure and maintain, at Tenant’s sole cost and expense, a ventilating and air conditioning system maintenance contract pertaining to the ventilating and air conditioning system(s) servicing the Premises. Tenant shall maintain the ventilating and air conditioning system in good working condition at Tenant’s sole cost and expense. Upon Landlord request, Tenant shall provide Landlord with copies of all maintenance records pertaining to the ventilating and air conditioning system(s) servicing the Premises in Tenant’s possession.

10.    ESTIMATED PAYMENTS. Commencing on the Rent Commencement Date, and on the first day of each calendar month thereafter during the Term of this Lease, Tenant shall pay Landlord all Additional Rent for:

(a).    Taxes pursuant to Section 6 above,
(b).    Operating Expenses pursuant to Section 8 above,
(c).    HVAC maintenance pursuant to Section 9 above, if any, and
(d).    Utilities pursuant to Section 17 below, if any.

    On an annual basis, Landlord shall provide Tenant with (a) a statement of all actual Operating Expenses incurred in the preceding calendar year and (b) a statement of Taxes assessed against the Property in the preceding tax year. If Tenant has made estimated payments of Additional Rent in excess of the actual amount due, Landlord shall credit Tenant with any overpayment against the next Rent otherwise due or refund any overpayment at Tenant's option. If the actual Additional Rent due exceeds the estimated payments made by Tenant during the preceding year, Tenant shall pay such amount due as Additional Rent within thirty (30) days after notice from Landlord. Any failure by Landlord to deliver such statements shall not constitute a default by Landlord or operate as a waiver of Landlord's right to collect all or any portion of Additional Rent due pursuant to the terms of this Lease.

Within ninety (90) days following Tenant’s receipt of the statement of all actual Operating Expenses incurred in the preceding year and statement of Taxes assessed against the Property in the preceding year and upon ten (10) days’ prior written notice, so long as no Event of Default is continuing under this Lease, Tenant may, at Tenant’s sole cost and expense, cause an independent certified public accountant reasonably acceptable to Landlord (which shall not be compensated on a contingency basis) to audit Landlord’s books and records relating to the prior year’s actual Operating Expenses and Taxes at a mutually convenient time during normal business hours at Landlord’s office, the property manager’s office, or other location where the applicable records are maintained, and to make copies thereof at Tenant’s expense. Tenant agrees to provide to Landlord copies of any and all reports, summaries, conclusions, and other results of such audit within ten (10) days following Tenant’s receipt thereof. Tenant’s election to audit shall be deemed withdrawn if Tenant does not complete such audit within ninety (90) days following receipt of access to Landlord’s books and records. If the audit discloses that the total amount invoiced to Tenant after year-end reconciliation for such year exceeds the actual Tenant’s Percentage of Operating Expenses or Tenant’s Percentage of Taxes and unless Landlord reasonably contests such audit results, Landlord shall credit the amount of overpayment towards any outstanding Rent, and then to Tenant’s next due payment of Rent, or if this Lease has expired, Landlord shall refund the same to Tenant within thirty (30) days after Landlord’s receipt of the audit results. If such audit discloses that the total amount invoiced to Tenant after year-end reconciliation for such year is less than Tenant’s Percentage of Operating Expenses or Tenant’s Percentage of Taxes, Tenant shall pay the same to Landlord, as Additional Rent, within thirty (30) days after receipt of the audit results. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord all estimated amounts of Tenant’s Percentage of Operating Expenses or Tenant’s Percentage of Taxes in accordance Sections 6 and 8. Except as required in connection with any legal proceeding, Tenant and Tenant’s accountant shall keep all information it obtains in any such audit and the results of any such audit confidential as to all parties other than Landlord, and shall enter into a commercially reasonable written confidentiality agreement prior to conducting such audit at Landlord’s request. In the event the audit determines that Landlord has overstated Tenant’s Percentage of Operating Expenses or Tenant’s Percentage of Taxes by more than five percent (5%) and Landlord agrees, then Landlord shall be responsible for the payment of reasonable out-of-pocket audit fees incurred by Tenant under this Section 10 (such amount not to exceed $7,500), which payment shall be due within thirty (30) days after Tenant's demand therefor (which demand shall be accompanied by invoices, paid receipts and/or other reasonable documentation evidencing the costs incurred by Tenant for such audit). Should Landlord disagree with the results of the audit, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding. If the independent certified public accountant determines that that Landlord has overstated Tenant’s Percentage of Operating Expenses or Tenant’s Percentage of Taxes by more than five percent (5%), then Landlord shall be responsible for the payment of reasonable out-of-pocket audit fees incurred by Tenant under this Section 10 relative to the initial Tenant audit, which payment shall be due within thirty (30) days after Tenant's demand therefor (which demand shall be accompanied by invoices, paid receipts and/or other reasonable documentation evidencing the costs incurred by Tenant for such audit).

The terms and conditions of this paragraph shall survive the expiration or earlier termination of this Lease.

11.    SECURITY DEPOSIT.

    (A)    Within ten (10) business days following issuance of Zoning Approval, Tenant shall deposit with Landlord the amount of the Security Deposit specified in Section 1 of this Lease. The Security Deposit will be returned to Tenant without interest within thirty (30) days of the expiration of the Term, further provided that Landlord may deduct from the Security Deposit prior to returning it any amounts owed by Tenant to Landlord. If Tenant defaults beyond applicable notice and cure periods under any provision of this Lease, Landlord may, but shall not be obligated to, apply all or any part of the Security Deposit to cure the default. In the event Landlord elects to apply the Security Deposit as provided for above, Tenant shall, within five (5) business days after Landlord's demand, restore the Security Deposit to the original amount. Landlord may, at its discretion, commingle the Security Deposit with its other funds. Upon any sale or other conveyance of the Building, Landlord may transfer the Security Deposit (or any amount of the Security Deposit remaining) to a successor owner, and, following such transfer, Tenant agrees to look solely to the successor owner for repayment of the same. The Security Deposit will not operate as a limitation on any recovery to which Landlord may be entitled.

    (B)    In lieu of the cash Security Deposit described above, the Security Deposit may be in the form of an irrevocable letter of credit (the "Letter of Credit") in an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “LOC Required Amount”), issued to Landlord, as beneficiary, in form and substance reasonably satisfactory to Landlord, by a bank reasonably approved by Landlord and drawable in the Denver metropolitan area or by facsimile, in which case, the Letter of Credit shall serve as the Security Deposit under this Lease.

    (1)    For purposes of this Section 11(B), the following terms have the meanings set forth below.
“Draw Event” means each of the following events:
i.the occurrence of any one or more of the following which shall have also been preceded, simultaneously accompanied, or succeeded by an Event of Default under this Lease regardless of the absence of any notice of default which might otherwise be required with respect to an Event of Default if the giving of notice to Tenant about such breach by Tenant is stayed or barred due to one of the following events: (i) Tenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant’s making a general assignment or general arrangement for the benefit of creditors, (ii) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within sixty (60) days, (iii) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, (iv) the appointment of a “custodian,” as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession not being restored to Tenant within sixty (60) days, or (v) the subjection of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease to attachment, execution or other judicial seizure and such subjection not being discharged within sixty (60) days;
ii.the failure of Tenant, not less than thirty (30) days prior to the stated expiration date of the Letter of Credit then in effect, to cause an extension, renewal or replacement issuance of the Letter of Credit, to be effected, which extension, renewal or replacement issuance will be made by the Issuing Bank, will otherwise meet all of the requirements of the initial Letter of Credit hereunder, which failure will be an Event of Default under this Lease;
iii.the occurrence of an Event of Default under this Lease; or
iv.if a Draw Event under any of the foregoing clauses (i) through (iv) above occurs and Landlord draws on the Letter of Credit, in whole or in part, Tenant’s failure to replace the Letter of Credit by delivering to Landlord a new or replacement Letter of Credit in an amount equal to the then-applicable LOC Required Amount, or Tenant’s failure to deposit cash with Lender in the amount required by this Section 11(B) within ten (10) business days after occurrence of such Draw Event.
“Draw Proceeds” means the proceeds of any draw or draws made by Landlord under the Letter of Credit, together with any and all interest accruing thereon.
“Issuing Bank” has the meaning set forth in Section 11(B)(8) below.
(2)    Draws Under Letter of Credit. Upon the occurrence of a Draw Event, Landlord shall be entitled to draw upon the Letter of Credit by the issuance of Landlord’s sole written demand to the Issuing Bank. Upon the payment to Landlord of the Draw Proceeds, Landlord will hold the Draw Proceeds in its own name and for its own account, without liability for interest, to use and apply any and all of the Draw Proceeds only (a) to cure any Event of Default by Tenant; (b) to pay any other sum to which Landlord becomes obligated by reason of Tenant’s failure to carry out its obligations under this Lease; or (c) to compensate Landlord for any monetary loss or damage which Landlord suffers thereby arising from Tenant’s failure to carry out its obligations under this Lease. In addition, if the Draw Event is the failure of Tenant to renew the Letter of Credit as required hereunder, then Landlord shall be entitled to draw the entire Letter of Credit as a cash Security Deposit, but the same shall not constitute a default hereunder. Among other things, it is expressly understood that the Draw Proceeds will not be considered an advance payment of Base Rent or Additional Rent or a measure of Landlord’s damages resulting from any Event of Default hereunder (past, present or future). Further, immediately upon the occurrence and during the continuance of any one or more Draw Events, Landlord may, from time to time and without prejudice to any other remedy, use the Draw Proceeds (whether from a contemporaneous or prior draw on the Letter of Credit) to the extent necessary to make good any arrearages of Base Rent or Additional Rent, to pay to Landlord any and all amounts to which Landlord is entitled in connection with the pursuit of any one or more of its remedies hereunder, and to compensate Landlord for any and all other damage, injury, expense or liability caused to Landlord by any and all such Events of Default. Any such draw shall be without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of the default, as a setoff for full or partial compensation for the default. Landlord will not be liable for any indirect, consequential, special or punitive damages incurred by Tenant arising from a claim that Landlord violated the bankruptcy code’s automatic stay in connection with any draw by Landlord of any Draw Proceeds, Landlord’s liability (if any) under such circumstances being limited to the reimbursement of direct costs as and to the extent expressly provided in this Section 11(B)(2). Partial drawings upon the Letter of Credit shall be permitted, and the Letter of Credit shall be transferable to a new building owner or lender. Tenant shall reimburse Landlord for any fees imposed by the Issuing Bank to transfer the Letter of Credit. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit and the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.
(3)    Replacement of Letter of Credit if Issuing Bank No Longer Satisfactory to Landlord. If, at any time during the Lease Term, Landlord determines that (A) the Issuing Bank is closed for any reason, whether by the Federal Deposit Insurance Corporation (“FDIC”), by any other governmental authority, or otherwise, or (B) the Issuing Bank fails to meet all of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement) (the “Credit Rating Threshold”): (x) “A3” or better by Moody’s Investors Service, or its successor, (y) “BBB+” or better by Standard & Poor’s Rating Service, or its successor; or (z) “BBB+” or better by Fitch Ratings, or its successor, or (C) the Issuing Bank is no longer considered to be well capitalized under the “Prompt Corrective Action” rules of the FDIC (as disclosed by the Issuing Bank’s Report of Condition and Income (commonly known as the “Call Report”) or otherwise), or (D) the Issuing Bank has been placed into receivership by the FDIC, or has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or other governmental authority (any of the foregoing, an “Issuing Bank Credit Event”), then, within ten (10) business days following Landlord’s notice to Tenant stating that an Issuing Bank Credit Event has occurred, Tenant shall (i) deliver to Landlord a new Letter of Credit meeting the terms of this Section 11(B) issued by an Issuing Bank meeting the Credit Rate Threshold and otherwise reasonably acceptable to Landlord, in which event, Landlord shall return to Tenant the previously held Letter of Credit, or (ii) deposit with Landlord such amount in cash, in which event such amount shall be used or applied by Landlord as part of the Security Deposit and Landlord shall return to Tenant the previously held Letter of Credit. If Tenant fails to timely deliver such replacement Letter of Credit to Landlord or to deposit such cash, such failure shall entitle Landlord to draw upon the Letter of Credit.
(4)    Replacement of Letter of Credit Upon Draw. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the remaining amount available for draw under the Letter of Credit plus any cash proceeds previously drawn by Landlord and not applied shall be less than the applicable LOC Required Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with (a) additional Letter(s) of Credit in an amount equal to the deficiency (or a replacement or amended Letter of Credit in the total LOC Required Amount), and any such additional (or replacement or amended) Letter of Credit shall comply with all of the provisions of this Section 11(B) or (b) deposit with Landlord such amount in cash, in which event such amount shall be used or applied by Landlord as part of the Security Deposit and, in either case, Landlord shall return to Tenant the previously held Letter of Credit so long as Landlord will continue to possess a Letter of Credit and/or cash in satisfaction of the LOC Required Amount. Notwithstanding anything to the contrary contained in this Lease, if Tenant fails to timely comply with the foregoing, the same shall constitute an Event of Default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods.
(5)    Term; Renewal of Letter of Credit. The Letter of Credit will be automatically renewed upon the expiration of its term for additional one (1) year periods, the renewal period not to extend beyond sixty (60) days after the Expiration Date of this Lease. The Letter of Credit shall provide for automatic annual renewals.
(6)    Return of Letter of Credit. The Letter of Credit or so much thereof as has not heretofore been drawn and/or applied by Landlord, shall be returned, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) not later than sixty (60) days following the date this Lease expires or its earlier termination and Tenant has vacated the Premises.

(7)    Tenant Default; Waivers. The Letter of Credit is not an advance payment or prepayment of Rent or a measure or limit of Landlord’s damages upon a default or breach by Tenant. Without waiver of any rights Landlord may have under this Lease or at law or in equity, following an Event of Default by Tenant, Landlord may from time to time draw upon and apply all or a portion of the Letter of Credit as is necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Rent, (ii) to repair damage to the Premises caused by Tenant, (iii) to clean the Premises upon the expiration or sooner termination of this Lease, and/or (iv) to the payment of any other amount which Landlord may spend or become obligated to spend by reason of an Event of Default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of an Event of Default, to the fullest extent permitted by law (including, without limitation, on account of damages owing to Landlord under Section 26 of this Lease). Tenant hereby waives all provisions of law, now or hereafter in effect (collectively, “Security Deposit Laws”), which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Lease and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.
(8)    Issuing Bank. The bank issuing the Letter of Credit (the “Issuing Bank”) as of the date the Lease is executed shall be East West Bank and is hereby approved as the initial Issuing Bank, and the forms attached hereto as Exhibit G or their substantial equivalent are approved by Landlord. In the event the Issuing Bank is declared insolvent by the FDIC or is closed for any reason, Tenant shall within ten (10) business days after Landlord’s request provide a substitute Letter of Credit meeting the requirements of this Section 11 (B) from another Issuing Bank meeting the above requirements.

12.    USE. The Premises and Tenant’s Outside Areas shall be used for the Permitted Uses and for no other purposes whatsoever. Tenant shall not do or permit any party under its control to do in or about the Premises or Tenant’s Outside Area anything which is prohibited by law, statute, ordinance or other governmental rule or regulation now in force or which may hereafter be enacted or which will in any way obstruct or interfere with the rights of other tenants in the Building. Tenant will not allow any signs, cards or placards to be posted, or placed within the Premises such that they are visible outside of the Premises except as specifically provided for in this Lease. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale in the Premises. Tenant shall, at its sole cost and expense, upon written notice from Landlord, immediately discontinue any use of the Premises or Tenant’s Outside Areas which is declared by any governmental authority having jurisdiction to be a violation of law or of the certificate of occupancy. Tenant shall promptly comply, at its sole cost and expense, with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be imposed which shall by reason of Tenant's Permitted Uses or occupancy of the Premises or use of the Tenant’s Outside Area, impose any duty upon Tenant or Landlord with respect to Tenant's Permitted Uses or occupation. Notwithstanding anything to the contrary herein, Tenant shall not have any obligation with respect to, and Landlord, at Landlord's sole cost and expense, shall perform, any alterations required to bring the Premises into compliance with all such laws, including the Americans With Disabilities Act of 1990, as amended ("ADA"), unless such compliance is necessitated solely due to Tenant’s particular use of the Premises, upon which Tenant, at Tenant’s sole cost and expense, shall perform, any alterations required to bring the Premises into compliance with all such laws. In no event shall Tenant be required to bring any portion of the Property outside of the Premises into compliance with laws unless the same is required by the alterations described on Tenant’s Development Permit or the Tenant Improvements (as opposed to the mere installation of alterations, generally) (collectively, a “Tenant Code Compliance Obligation”). For clarity, if the Property is in compliance with all applicable laws in the absence of any contemplated Tenant Improvements, any such future compliance required as a result of the undertaking of Tenant Improvements will be a Tenant Code Compliance Obligation, and if the Property is not in compliance with all applicable laws in the absence of any contemplated Tenant Improvements, any such future compliance required as a result of such non-compliance will be a Landlord obligation. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any such law, statute, ordinance, or governmental regulation, rule or requirement in the use or occupancy of the Premises, Building or Property shall be conclusive of that fact as between Landlord and Tenant.

13.    TENANT'S OBLIGATIONS; LANDLORD'S OBLIGATIONS. Tenant will at all times during the Term of this Lease, and at Tenant's expense, keep the Premises, including all appurtenances, in the working order, repair and condition received and thereafter improved, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original, including, but not limited to, replace all broken glass with glass of the same size and quality as that broken, repair or replace broken ceiling tiles and doors, repair malfunctioning plumbing and electrical fixtures, repair or replace all systems or portions of systems exclusively serving the Premises including without limitation HVAC and fire safety systems, maintain the floor slab in the warehouse, replace all burnt out light bulbs and ballasts, replace all damaged plumbing fixtures with others of equal quality, remove all garbage and keep the Premises in a clean and healthful condition in compliance with all applicable laws, codes ordinances, inspections or other direction of proper authorities. If Tenant fails to maintain the Premises in such order, condition and repair, Landlord shall give notice to Tenant to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work.

    Tenant shall use and cause all employees, agents, invitees and licensees to use the common areas of the Building, including, but without being limited to, the sidewalks, driveways and parking lot of the Building and any loading dock and common hallway area in the Building, in such a manner as to prevent disruption of other tenants and Landlord. No vehicles or materials shall be permitted to block common sidewalks, driveways, loading docks or any other common area of the Building nor shall any vehicle be parked in the parking lot for longer than is necessary for the customary business purposes of Tenant. Tenant shall not be permitted to use common areas for hazardous activities such as storage or staging of Hazardous Substances (as defined below), except as otherwise set forth in this Lease; provided, that, the transportation of Hazardous Substances and temporary parking of vehicles containing Hazardous Substances for reasonably limited periods of time shall not be deemed a violation of this provision. In the event of a violation of this Section, Landlord may (but shall not be obligated to) remove any such vehicles, materials, debris, or other items as are in violation of this Section and Tenant shall pay Landlord's expenses in connection therewith, on demand. Landlord shall have no responsibility for loss or damage to such vehicles, materials, debris, or other items, it being understood that the removal is at Tenant's sole loss and risk.

    Notwithstanding any of the foregoing, Landlord shall keep the structure of the Building, all portions of the roof, foundation, and walls of the Building (including exterior paint), and the common areas in good repair at all times during the Term of this Lease, provided, that, subject to Section 7(E), any damage occasioned by Tenant’s use or occupation of the Premises in violation of this Lease shall be repaired by Landlord at Tenant's expense. Furthermore, except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant's obligations under this Lease be reduced or abated in any manner by reason of any inconvenience, annoyance, interruption or injury to business arising from the making by Landlord of any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant's lease or required by law to make in or to any portion of the Premises, the Building or the Property. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant's conduct of its business in the Premises. Notwithstanding anything to the contrary herein, at Tenant’s request, Landlord shall perform and construct any repair, maintenance, or improvements which would otherwise be Tenant’s obligation hereunder; provided, that, the same (i) has a useful life, as determined in accordance with generally accepted accounting principles, that extends beyond the then-current Term, and (ii) are not solely applicable to alterations, systems, or equipment installed by Tenant. For the avoidance of doubt, any costs incurred by Landlord pursuant to the immediately preceding sentence shall be reimbursed by Tenant to Landlord as Operating Expenses.

14.    SUBLEASE; ASSIGNMENT. Tenant will not mortgage, pledge, hypothecate or otherwise encumber its interest in the Lease or allow the Premises to be occupied by any other person, in whole or in part, and will neither sublet the Premises, in whole or in part, nor assign this Lease, in whole or in part, without in each case obtaining the express, prior written consent of Landlord. Tenant will not permit any transfer by operation of law of any interest in the Premises acquired through this Lease without obtaining the express, prior written consent of Landlord. Landlord shall not unreasonably withhold, condition, or delay its consent to Tenant's written request to sublease the Premises, allow the Premises to be occupied by any other person, or assign this Lease (by operation of law or otherwise), provided Tenant has provided detailed written information about the proposed subtenant or assignee, the form of sublease or assignment (as the case may be) and the proposed use of the Premises, all in form and substance reasonably satisfactory to Landlord. Landlord's refusal to consent to any proposed sublease or assignment shall not be deemed unreasonable if (a) the financial condition or operating performance of the proposed subtenant or assignee, determined in Landlord's reasonable discretion, is insufficient to perform the financial obligations of this Lease (in the case of assignment) or the sublease, as applicable, (b) Tenant is in default beyond applicable notice and cure periods of any of the terms, covenants or conditions of this Lease, or (c) the proposed use of the Premises does not comply with the Permitted Use and will result in any adverse effect on other tenants in the Building or adjacent buildings. Landlord may require, as a condition to granting Landlord's consent to an assignment with respect to the provisions of this Section, an assumption of the obligations under this Lease accruing from an after such assignment by the proposed transferee. Tenant shall pay all of Landlord's reasonable legal fees incurred by Landlord in reviewing each proposed assignment or sublease, not to exceed $15,000, in the aggregate, per request. If Tenant receives rent or other payments under any assignment or sublease in excess of the payments made by Tenant to Landlord under this Lease (as all such amounts are adjusted for any assignment or subletting of less than all of the Premises), then Tenant shall pay Landlord one half of such excess, less the reasonable, out-of-pocket cost incurred by Tenant in connection with such assignment or subletting; provided, that, any period of rent abatement hereunder shall be disregarded in determining such excess. No subletting or assignment shall release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Landlord shall provide or deny consent under this Section 14 within ten (10) days of receipt of Tenant’s written request therefor.

    Tenant, without Landlord’s consent (provided that Tenant is not in default beyond applicable notice and cure periods in the performance of its obligations under this Lease) and without being subject to Landlord’s profit sharing rights hereunder, may assign this Lease or sublease the Premises to any entity that directly or indirectly controls, is controlled by, or is under common control with Tenant or that is an entity engaging with Tenant in a Corporate Transaction (the “Successor Tenant”), if Tenant: (a) notifies Landlord at least five (5) days prior to such assignment (or if such notice is prohibited by law or contract, as soon as practicable following such assignment); (b) delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and Successor Tenant that are reasonably acceptable to Landlord and provide evidence that the sum of Tenant and Successor Tenant’s aggregate tangible net worth is at least equal to $250,000,000 as of the date of the Corporate Transaction and (c) in the event of an assignment, the Successor Tenant assumes and agrees in a writing delivered to and reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease arising after such transfer and to observe all terms and conditions of this Lease. For purposes of this Lease, the term “Corporate Transaction” shall mean a merger, consolidation, reorganization or recapitalization of or with Tenant (or any entity that directly or indirectly controls Tenant or Tenant), the sale directly or indirectly of all or substantially all of the stock, equity interests or assets of Tenant or Tenant to a third party, or the transfer of control (as defined below) of Tenant or Tenant from one entity to another. For purposes the term “control” and its derivatives such as “controlled” and “controlling, control” shall mean, as to any corporation or other entity, the ownership of at least fifty percent (50%) of the stock, partnership or other ownership interests of such corporation or other entity or possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract or otherwise.

    If Landlord consents to an assignment, sublease or other transfer by Tenant of all or any portion of Tenant’s interest under this Lease, or if Landlord reviews a Corporate Transaction, Tenant shall pay to Landlord for its administrative expenses and for legal, accounting and other out of pocket expenses incurred by Landlord, not to exceed $15,000, in the aggregate, per request.

15.    MECHANIC'S LIENS. Tenant will not permit any mechanic's lien or other liens to be placed upon the Premises or the Building as a result of any materials or labor ordered by Tenant or any of Tenant's agents, officers, or employees. In the case of any such lien attaching or notice of any lien, Tenant shall cause it to be immediately released and removed of record (either by paying off or settling the amount of the lien or posting a statutory bond sufficient to release such lien from title to the Property) within ten (10) days after notice of such lien is delivered by Landlord to Tenant. If such lien is not released and removed within such ten (10) day period, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees, incurred by Landlord in connection with such lien shall be deemed Rent under this Lease and shall be due and payable by Tenant to Landlord on demand.

16.    INDEMNITY FOR ACCIDENTS; NON-LIABILITY OF LANDLORD. As a material part of the consideration for Landlord's execution of this Lease, Tenant, to the fullest extent permitted by law, shall neither hold nor attempt to hold Landlord or its employees or Landlord's agents or their employees liable for, and Tenant covenants and agrees that it will protect and save and keep Landlord forever harmless and indemnified against and from any and all losses, penalties, damages, costs, fines, causes of action, claims, liabilities, judgments, expenses (including, without limitation, attorneys' fees) or charges incurred in connection with or arising from the following: (i) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any negligence of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person; and (iii) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any representation, term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind.

    To the fullest extent permitted by law and except as otherwise set forth herein, Landlord shall not be liable for (and Rent and Additional Rent shall not abate as a result of) any damage occasioned by failure to keep the Premises, Building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Premises or the Building nor from any damage occasioned by water, snow or ice being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property, nor for any loss of or injury to property or business occurring, through, in connection with or incidental to the failure to furnish any such services or the interruption of any services to the Premises. Notwithstanding anything to the contrary herein, Landlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees or a breach of Landlord’s obligations or representations under this Lease. Further, except and to the extent directly caused by Landlord's violation of this Lease, negligence or willful misconduct, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.

    Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether or not Landlord is notified that such damages may occur. Tenant has no rights to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder. The term "Landlord", as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, is limited to mean and includes only the owner or owners at the time in question of the Landlord's interest in the Building, and in the event of any transfer or transfers of title to the Landlord's interest in the Building, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of the Property. Tenant, its successors and assigns, agrees it shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets in excess of the amount of Landlord's interest in the Building and in the rents, issues, proceeds, and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term includes, without limitation, any beneficiary of any trust of which Landlord is a trustee and any of Landlord's officers, directors, partners, shareholders, agents, attorneys and employees) ever be personally liable for any such liability.

17.    UTILITIES. Tenant shall contract directly with public utility providers for all utilities (including, but not limited to, electric, gas, and telephone) which are separately metered to the

Premises, and shall pay such utility providers directly and promptly when due. Tenant shall complete the separation of utilities during completion of Tenant Improvements, such separation to be completed pursuant to plans approved by Landlord and Tenant; Landlord shall reimburse Tenant for the costs of such separation.

    Notwithstanding the above, Tenant shall not utilize an alternative provider for a utility service other than the public utility provider servicing the Property unless Tenant shall first obtain the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall cooperate with Landlord and utility providers to the Building ("Utility Providers"), and as reasonably necessary, shall allow Landlord and such Utility Providers reasonable access to the Building's and/or Premises' electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Premises. Tenant's obligation to pay for utilities provided to the Premises during the Term shall survive the expiration or earlier termination of the Lease.

    As of the Date of the Lease, the electric service at the Building is supported by five substations, each providing 3,000 amps of electricity. Upon request by Tenant, Landlord will assist and cooperate with Tenant (at no cost to Landlord) in solicitation of increased electric capacity to be delivered to the Building to support Tenant’s operations at the Building. Notwithstanding the foregoing, Landlord agrees and acknowledges that Landlord will not provide any additional tenants at the Building electric service that exceeds 3,000 amps, 480 volt, 3-phase power service until increased electric capacity is available to the Building in such capacity as to not hinder Tenant operations at the Building. For the avoidance of doubt, Tenant shall have no responsibility to pay for any increased capacity required to serve any additional tenants at the Building in the event such tenant requires electric service that exceeds 3,000 amps, 480 volt, 3-phase power service.

    Landlord shall provide Tenant with access to the Premises twenty-four (24) hours a day, seven (7) days a week.

18.    ACCESS TO PREMISES. Tenant will allow Landlord free access to the Premises for the purpose of examining or exhibiting the same to lenders or potential purchasers, or to make physical inspections of the Premises, including, but not limited to, invasive sampling (provided, that, any damage caused by Landlord’s inspections is repaired at Landlord’s sole cost), and any needed repairs, or alterations thereof. Landlord shall provide no less than one (1) business day advance notice (except in the case of emergency), shall comply with Tenant’s reasonable security measures, and shall use reasonable efforts to minimize interruption of or disturbance to the operation of Tenant's business.

19.    HOLDING OVER. If the Tenant or any person or entity claiming by or under Tenant remains in occupancy of the Premises or any part thereof beyond the expiration or earlier termination of this Lease, such holding over shall be without right and a tenancy at sufferance, and Tenant shall be liable to Landlord for any loss or damage incurred by Landlord as a result thereof, including consequential damages. In addition, for each month or any part thereof that such holding over continues, Tenant shall pay to Landlord a monthly fee for the use and occupancy of the Premises equal to one hundred fifty percent (150%) of the Base Rent payable for the month immediately preceding such hold over, and there shall be a pro-rata adjustment for any partial month. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM ANY HOLDOVER THAT EXTENDS BEYOND THE DATE THE TERM EXPIRES OR IS OTHERWISE TERMINATED. The provisions of this Section shall not be deemed to limit or exclude any of Landlord's rights of re-entry or any other right granted to Landlord hereunder, at law or in equity.

20.    NO RENT DEDUCTION OR SET OFF. Tenant's covenant to pay Rent is and shall be independent of each and every other covenant of this Lease. Tenant agrees that any claim by Tenant against Landlord shall not be deducted from Rent nor set off against any claim for Rent in any action, except as expressly provided herein. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

21.    LITIGATION. In the unlikely event of any litigation between the parties hereto involving the terms of this Lease or the breach or enforcement hereof, the prevailing party in any final non-appealable action shall be entitled to recover all of its reasonable legal fees and other costs and expenses incurred in connection therewith.

22.    CASUALTY.

    (A)    A "Total Loss" shall be deemed to have occurred if (i) the Building is so damaged by fire or other casualty that the estimated cost to repair same amounts to fifty percent (50%) or more of the total estimated construction cost of the entire Building; (ii) the Building is so damaged by fire or other casualty that Landlord, in its reasonable discretion, decides to demolish and not to immediately rebuild same; (iii) the Premises or Building is materially damaged by fire or other casualty during the last 12 months of the Term hereof; or (iv) sufficient insurance proceeds are unavailable to allow restoration of the Building. Any other casualty loss not amounting to a Total Loss shall be deemed a "Partial Loss".

    (B)    In the event of a Total Loss, Landlord may terminate this Lease by written notice to Tenant within one hundred twenty (120) days after the date of such fire or other casualty. Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty. Alternatively, if Landlord decides to rebuild and restore the Property following a Total Loss, this Lease shall not terminate and Landlord shall repair and restore the Premises (exclusive of any alterations, additions, or improvements made by or at the request of Tenant) at Landlord's expense and with due diligence, subject, however, to (i) reasonable delays for insurance adjustments and (ii) delays caused by forces beyond Landlord's control. Rent shall abate on a per diem basis from the date of such casualty and through the period of construction and repair. Tenant shall permit Landlord and its contractors to have free access to the Premises to perform such work. Notwithstanding anything to the contrary in this Article 22, if at least five (5) years remain in the Term as of the date of the casualty event (notwithstanding the time periods set forth in the first sentence of Section 3(C) above, following any such casualty Tenant shall have the right to exercise any remaining option to extend the Term in order to cause such remaining portion of the Term to exceed five (5) years), Landlord shall not have the right to terminate this Lease if (1) sufficient insurance proceeds are available to restore such damage, or (2) Tenant agrees to pay the cost to repair the uninsured portion of such damage, to the extent such uninsured portion exceeds five percent (5%) of the replacement cost value of the Building.

    (C)    In the event of a Partial Loss, provided Landlord does not terminate this Lease under Section 22(B) as a result of its inability to recover sufficient insurance proceeds, Landlord shall be required to proceed with all due diligence to repair and restore the Premises (exclusive of any alterations, additions, or improvements made by or at the request of Tenant), subject, however, to (i) reasonable delays for insurance adjustments and (ii) delays caused by forces beyond Landlord's control. Rent shall abate on a per diem basis from the date of such casualty in proportion to the extent to which Tenant’s use of the Premises is diminished during the period while repairs are in progress. Tenant shall permit Landlord and its contractors to have free access to the Premises to perform such work.

    (D)    If the Premises are damaged by any peril and Landlord does not terminate this Lease, then Tenant shall have the option to notify Landlord of its intent to terminate the Lease (“Intent to Terminate Notice”) if on such date that is three hundred thirty (330) days following the issuance of permits to allow restoration, the restoration of the Premises to the condition immediately prior to the casualty event is not complete. Landlord shall be deemed to have obtained all required permits no later than one hundred eighty (180) days following the event of casualty. Upon receipt of the Intent to Terminate Notice, Landlord shall have until the date that is forty-five (45) days following receipt of the Intent to Terminate Notice to cause the Premises to be substantially complete, thereby allowing Tenant to return to operations in the Premises. If restoration of the Premises is substantially complete on or before such date that is forty-five (45) days following receipt of the Intent to Terminate Notice, Tenant shall no longer have a right to terminate the Lease and the Intent to Terminate Notice shall be deemed rescinded. If restoration of the Premises is not substantially complete after such date that is forty-five (45) days following receipt of the Intent to Terminate Notice, Tenant may terminate the Lease upon delivery of written notice of termination to Landlord. If restoration is delayed due to (i) issuance of permits needed for restoration solely to all allow for Tenant’s Permitted Use (as opposed to commercial uses, generally); (ii) environmental contamination at the Property resulting from Tenant’s Use of the Premises; (iii) fire caused by Tenant; or (iv) damage caused by Tenant’s violation of this Lease, the timeframes for restoration described in this Section 22 (D) shall be extended one day for each day of such delay.

    (E)    Notwithstanding any other provision of this Lease, following any event of casualty pursuant to which Landlord undertakes restoration of the Building and/or Premises, Landlord’s only obligation for restoration of Tenant’s Outside Area shall be an obligation to return Tenant’s Outside Area to its condition as of the date of initial delivery of possession of the Tenant’s Outside Area to Tenant.

23.    SUBORDINATION; ESTOPPEL LETTERS; NON-DISTURBANCE. This Lease is expressly subordinate to the lien of any current or future mortgage or mortgages placed on the Property and to all other documents executed in connection with any such mortgage (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as "Lender") shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Tenant, on Landlord’s demand, will execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this section to the lien of any Security Device, so long as such document includes commercially reasonable non-disturbance provisions for the benefit of Tenant.

    Tenant agrees that from time to time it will deliver to Landlord or Landlord's mortgagee or designee within ten (10) business days of the date of Landlord's or Landlord's mortgagees or such other designee's request, a statement, in writing, certifying (i) that this Lease is unmodified and in full force and effect, if this is so, (or if there have been modifications that the Lease, as modified, in full force and effect); (ii) the dates to which Rent and other charges have been paid; (iii) that Landlord is not in default under any provisions of this Lease or, if in default, the nature thereof in detail; and (iv) such other true and factual statements as Landlord or Landlord's mortgagee may reasonably require. Tenant's failure to execute and deliver such statements within the time required shall, at Landlord's election, be conclusive upon Tenant that (a) this Lease is in full force and effect and has not been modified except as represented by Landlord; (b) there are no uncured defaults in Landlord's performance and that Tenant has no right of offset, counterclaim or deduction again Rent; and (c) not more than one month's Rent has been paid in advance.

    The subordination to any Security Device provided for in this section is expressly conditioned upon the Lender’s agreement that as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease, beyond any applicable grace or cure period this Lease provides Tenant, Lender will not disturb Tenant’s rights under this Lease. Concurrently with Landlord’s execution of this Lease, Landlord shall obtain and deliver to Tenant a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit F from any Lender with Security Device existing as of the Date of the Lease.

24.    SIGNS. Landlord will provide Tenant with Landlord's Building standard signage on the front door of the Premises, and on the exterior pylon sign facing Bromley Avenue; provided, however, that any material changes or upgrades to the pylon sign shall be at Tenant’s expense. Tenant shall also have the right to install appropriate signs anywhere within the Premises or on the exterior portions of the Building, provided that if such signage is visible from outside of the Premises, it shall not be installed without Landlord's prior approval and shall adhere to all applicable municipal codes. Landlord shall not unreasonably withhold, condition, or delay its approval of the plans for any such signage. All signage shall be subject to all applicable laws and ordinances. Throughout the Term, Tenant shall maintain the front door signage and any signage installed by Tenant at Tenant's sole cost and expense. Throughout the Term, Landlord, as a portion of Operating Expenses, shall maintain the exterior pylon signage. Upon the expiration or earlier termination of this Lease, Tenant shall remove all signage installed by Tenant and repair any damage caused thereby.

25.    ALTERATIONS; SURRENDER; RESTORATION.

    (A)    Tenant will not make any alterations, additions, or improvements in or to the Premises or Tenant’s Outside Areas ("Alterations") without first obtaining the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned, or delayed. All Alterations (i) must comply with all applicable laws, (ii) must not unreasonably interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; and (iii) must not adversely affect the integrity of the structural portions of the Building. In addition, Landlord may impose as a condition to such consent such additional requirements as Landlord in its reasonable discretion deems necessary or desirable, including, without limitation: (a) Tenant's submission to Landlord, for Landlord's prior written approval, of all plans and specifications relating to the Alterations; (b) Landlord's prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (d) Tenant's receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (e) Tenant's delivery to Landlord of such insurance as Landlord reasonably and customarily requires; (f) Tenant's (and Tenant's contractor's) compliance with such construction rules and regulations and building standards included in Exhibit B and reasonably adopted by Landlord from time to time, and (g) Tenant's delivery to Landlord of "as built" drawings of the Alterations in such form (such as a CAD system) or medium as Landlord reasonably requires. All direct and indirect costs relating to any modifications, alterations or improvements to the Building, whether outside or inside of the Premises, required by any governmental agency or by law as a condition or as the result of the particular nature of any Alteration requested or effected by Tenant will be borne by Tenant. For areas outside of the Premises, Landlord may elect to perform such modifications, alterations or improvements (at Tenant's sole cost and expense) or require such performance directly by Tenant. Notwithstanding the foregoing, upon prior written notice (including description of work, estimated costs, and identity of any contractors or suppliers being utilized by Tenant) to Landlord delivered at least ten (10) business days prior to proceeding with any work, Tenant may construct non-structural Alterations in the Premises without Landlord’s prior approval, if the cost of any such project does not exceed One Hundred Thousand Dollars ($100,000). The construction of the Tenant Improvements and any improvements set forth in the Development Permit shall be performed pursuant to the Work Letter and Development Permit, not this Section 25.

    (B)    Upon the expiration or earlier termination of the Lease, Tenant will surrender the Premises in the order and condition received and thereafter improved, ordinary wear and tear, casualties, condemnation, Hazardous Substances (other than those released or emitted by Tenant), alterations or other interior improvements which it is permitted to surrender at the termination of this Lease and repairs that Tenant is not responsible for under this Lease, excepted. Unless otherwise previously agreed to in writing by Landlord, Tenant will remove any and all trade fixtures, equipment, data/telecommunications cabling and wiring installed by or on behalf of Tenant and furniture from the Premises and Tenant will fully repair any damage, including any structural damage, occasioned by the removal of the same. In addition, Landlord shall have the right to require Tenant to remove any Alterations; provided, that, it notifies Tenant at the time it consents to such Alterations that it shall require such Alterations to be removed. All Alterations, trade fixtures, equipment, wire and cable, furniture, fixtures, other personal property not removed will conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant will pay Landlord all reasonable expenses incurred in connection with Landlord's disposition of such property, including without limitation the cost of repairing any damage to the Building or the Premises caused by removal of such property, and will hold Landlord harmless from loss, liability, or expense arising from the claims of third parties such as Tenant's lenders whose loans are secured by such property.

    (C)    All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, in the event Tenant has failed to comply with its obligations hereunder, Tenant shall pay to Landlord the amount, as reasonably estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant's obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

26.    EVENTS OF DEFAULT: LANDLORD'S AND TENANT’S REMEDIES.

    (A)    In addition to any other acts or omissions designated in this Lease as Events of Default, each of the following shall constitute an “Event of Default” by Tenant hereunder: (i) the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Tenant under this Lease and the continuance of such failure for more than five (5) calendar days following written notice from Landlord to Tenant; provided, however, if, on two (2) occasions during any consecutive twelve (12) month period during the Term, Tenant fails to pay any installment of Rent when due but does pay the same within five (5) calendar days after notice of such failure, then Tenant's subsequent failure to pay any installment of Rent when due during said twelve (12) month period shall constitute an Event of Default hereunder without the need for notice and/or a grace period; (ii) the failure to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and which Tenant fails to cure within thirty (30) days after written notice from Landlord specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period; provided, however, that if said failure involves the creation of a condition which, in Landlord's reasonable judgment, is dangerous or hazardous, Tenant shall be required to cure same as soon as reasonably practicable following written notice to Tenant; (iii) the use or occupancy of the Premises for any purpose other than the Permitted Uses without Landlord's prior written consent or the conduct of any activity in the Premises which constitutes a violation of law; (iv) if the interest of Tenant or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within sixty (60) days from the date thereof; (v) if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Tenant or if a receiver shall be appointed for Tenant or any of the property of Tenant and, in the event of an involuntary proceeding, the same is not dismissed within sixty (60) days; (vi) if Tenant shall make an assignment for the benefit of creditors or if Tenant shall admit in writing its inability to meet Tenant's debts as they mature; (vii) if any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, in each case, in violation of this Lease, or as agreed to in writing, mutually, by the parties; (viii) if Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease after any such lien or encumbrance is filed against the Premises and such failure shall continue for ten (10) days following written notice from Landlord to Tenant of the same; (ix) intentionally omitted; or (x) if Tenant shall fail to execute and deliver an estoppel certificate or subordination agreement within the time periods required hereunder and such failure shall continue for ten (10) days following written notice from Landlord to Tenant of the same.

    (B)    Upon the occurrence of an Event of Default by Tenant, Landlord may, at its option, with or without notice or demand of any kind to Tenant or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law:

(i)    Landlord may terminate this Lease, repossess and re-let the Premises, in which case Landlord shall be entitled to recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. For the purpose of determining present value, Landlord and Tenant agree that the interest rate shall be the rate applicable to the then-current yield on obligations of the U.S. Treasury having a maturity date on or about the Expiration Date. Should the fair market rental value of the Premises for the balance of the Term (after deduction of all anticipated expenses of reletting) exceed the value of the Rent to be paid by

Tenant for the balance of the Term, Landlord shall have no obligation to pay to or otherwise credit Tenant for any such excess amount.

(ii)    Landlord may, without terminating the Lease, terminate Tenant's right of possession, repossess the Premises including, without limitation, removing all or any part of Tenant's personal property in the Premises and to place such personal property in storage or a public warehouse at the expense and risk of Tenant, and relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. Tenant shall pay to Landlord as damages a sum equal to all Rent under this Lease for the balance of the Term unless and until the Premises are relet. If the Premises are relet, Tenant shall be responsible for payment upon demand to Landlord of any deficiency between the Rent as relet and the Rent for the balance of this Lease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the rent accruing therefrom. Tenant shall not be entitled to any rents received by Landlord in excess of the Rent provided for in this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any breach, and in addition to the other remedies it may have, may recover from Tenant all damages incurred by reason of such breach, including the costs of recovery of the Premises, and including the excess value at time of such termination, if any, of Rent reserved under this Lease for the remainder of the Term over the reasonable rental value of the Premises for the remainder of the Term, all of which amounts shall be in1mediately due and payable from Tenant to Landlord. In the event Landlord repossesses the Premises as provided above, Landlord may remove all persons and property from the Premises and store any such property at the cost of Tenant, without liability or damage. Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant hereunder, make any payment or perform such other act on Tenant's part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord as Additional Rent on demand and Tenant covenants to pay such sums.

    (C)    Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Tenant shall promptly pay upon notice, as Additional Rent, all of Landlord's reasonable costs, charges and expenses (including the reasonable fees and out-of-pocket expenses of legal counsel, agents and others retained by Landlord and interest at the rate set forth in Section 5 of the Lease) incurred in successfully enforcing Tenant's obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord's fault, to become involved or concerned.
    (D)    No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Landlord shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment.

    (E)    Notwithstanding anything in this Lease expressly to the contrary, Tenant does not waive and expressly reserves and preserves any and all statutory rights that may be available to it under Colorado's unlawful detainer statutes. Under no circumstance does Landlord have the right to retake possession of the Premises by use of self-help measures or without the filing of an eviction action. Landlord shall use reasonable efforts to mitigate any damages resulting from any default by Tenant.

    (F)    Landlord shall be deemed in default if Landlord fails to perform any of its obligations under this Lease and (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period. In the event Landlord defaults beyond applicable notice and cure periods hereunder, Tenant may, in addition to its other remedies, cure such default at Landlord’s sole cost. Landlord shall reimburse Tenant for the reasonable cost of any such cure within thirty (30) days following Tenant’s demand therefor, which demand shall include supporting documentation.

27.    NOTICES. All notices permitted or required hereunder shall be in writing and (i) delivered personally, (ii) sent by U.S. Certified Mail, postage prepaid, with return receipt requested, or (iii) by nationally recognized overnight courier and sent to the respective parties at the Notice Addresses provided in Section 1 of this Lease. If mailed, such notice shall be considered received by the addressee on the third (3rd) business day after posting into the United States mail. If sent by nationally recognized overnight courier, such notice shall be considered received by the addressee on the first (1st) business day after deposit with the courier. Either party may change its notice address by providing notice as outlined above.

28.    EMINENT DOMAIN. If during the Term, (a) the whole of the Premises or the Building shall be taken by any governmental or other authority having powers of eminent domain (or conveyed to such entity under threat of the exercise of such power) or (b) any part of the Premises or the Building shall be so taken or conveyed and as a result, the remainder of the Premises or the Building has been rendered impractical for the operation of Landlord's rental activities on the Property or for the operation of Tenant’s Permitted Uses, this Lease shall terminate on the date of the taking (or conveyance), and Rent shall be apportioned to the date thereof. Tenant shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Premises or the Building. Notwithstanding the foregoing, Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s Alterations, Tenant Improvements, movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

29.    QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the Rent and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

30.    RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit B and made a part hereof and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Property. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Building or Property. In the event of any conflict between the terms and conditions of this Lease and the rules and regulations, the terms and conditions of this Lease shall govern.

31.    ENVIRONMENTAL RESTRICTIONS.

    (A)    "Environment" shall mean all indoor and outdoor air, surface water, groundwater, surface or subsurface land, including, without limitation, all fish, wildlife, biota and all other natural resources. "Environmental Laws" shall mean all federal, state and local laws (including, without limitation, case and common law), statutes, regulations, rules, ordinances, guidance, permits, licenses, grants, orders, writs, injunctions, acts, decrees and judgments relating to the Environment, human health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, recycling, reuse, manufacture, distribution, formulation, packaging, labeling, containment, remediation, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(£) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. "Hazardous Substances" shall mean all explosive materials, radioactive materials, hazardous or toxic materials, wastes, chemicals or substances, petroleum, petroleum by-products and petroleum products (including, without limitation, crude oil or any fraction thereof), asbestos and asbestos containing materials, radon, lead, polychlorinated biphenyls, mold, urea-formaldehyde, mold or fungus, perfluorinated chemicals (PFC) or per- and polyfluoroalkyl substances (PFAS), including, but not limited to, perfluoroocctane sulfonate, perfluorobutane sulfonate, perfluoroalkyl acid, C-8 or C8, GenX, including hexafluoropropylene oxide, perfluorohexanoic acid, perfluorohexane sulfonate, perfluoronononaoic acid, fluoroalkanoic acid, perfluoroheptanoic acid, perfluorobutane sulfonic acid, and fluorinated surfactants and repellents, and any precursor of any such chemicals, substances or compounds, any additive to any such chemicals, substances or compounds, any daughter compound, degradation by-product or derivative of any such chemicals, substances or compounds, any other replacement PFC or PFAS, or any fire-fighting or fire-suppression foam, chemicals or products (collectively “PFAS”) and all materials, wastes, chemicals and substances that are regulated by any Environmental Law, including, without limitation, hazardous materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA. "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

    (B)    Tenant shall not suffer or permit any party under its control to cause any violation of Environmental Laws with respect to the Premises or Property. Tenant shall not Release any Hazardous Substance at, in, under, from, or on the Premises or Property in violation of Environmental Laws. Tenant shall not manufacture, generate, treat or process any Hazardous Substances, on the Premises or Property in violation of Environmental Laws. Tenant shall not utilize, store or handle any Hazardous Substances, on the Premises or Property except those which are necessary and customary in the ordinary course of Tenant's business and the Permitted Uses, and provided that in doing so Tenant complies with all Environmental Laws and industry best management practices. Tenant shall not install any underground storage tanks (“USTs”), or establish any permits and licenses for the discharge, use, treatment or storage of any Hazardous Substances, without prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned, or delayed; provided, that, in the event Landlord fails to provide or reasonably withhold such approval within ten (10) business days following (i) Tenant’s submittal of the proposed USTs, permits or licenses with supporting documentation, (ii) Tenant making itself available for discussion, and (iii) its demand for approval which demand shall include notice of the deemed approval period, such approval shall be deemed given. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant's sole cost) and hold harmless Landlord and its partners, officers, directors, employees, agents, successors, grantees, assigns and mortgagees from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space at the Property or of any amenity, natural resource damages, damages arising from any adverse impact on leasing space on the Premises or Property, and sums paid in settlement of claims and for attorney's fees, consultant's fees and expert's fees that may arise during or after the Term or any extension of the Term in connection with any breach by Tenant of the covenants contained in this section including, without limitation, the presence, Release or threatened or alleged Release of Hazardous Substances at, in, under, from, to or on the Premises or Property by Tenant in violation of any Environmental Laws, and personal injury (including wrongful death) or property damage (real or personal) related to the foregoing. For purposes of this section, the term "costs" includes, without limitation, costs, expenses and consultant's fees, expert's fees and attorney's fees incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration, monitoring or maintenance work. This covenant of indemnity shall survive the termination of this Lease.
    (C)    Tenant shall immediately notify Landlord of any Release or threatened Release at, in, under, from, to or on the Premises or Property that Tenant becomes aware of. Tenant will immediately notify Landlord and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports, notices or requests for information relating to the condition of the Premises or compliance with Environmental Laws. Within ten (10) business days following the first day of January throughout the Term, Tenant will deliver to Landlord copies of all notices, reports, correspondence, and submissions exchanged between Tenant and the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, and any other local, state, or federal authority which requires submission of any information pursuant to Environmental Laws. Tenant will immediately notify Landlord of any actions brought against Tenant which pertains to Environmental Laws and Tenant's activity at the Premises or Property and Tenant will thereafter copy Landlord on each and every correspondence in regard to any such actions brought against Tenant. Further, Tenant shall provide Landlord, from time to time upon Landlord's request, with periodic updates as to the status of the same. Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Law resulting from Tenant’s violation of this Section 31 and shall immediately notify Landlord of any such lien, whether actually imposed or threatened to be imposed. In no event shall the foregoing require Tenant to provide Landlord with any proprietary or privileged information relating to Hazardous Substances used by Tenant in or on the Premises, however, Tenant shall make reasonable efforts to redact or otherwise share the portions of information that is the subject of this Section 31(C) to the extent it is not proprietary or privileged.

    (D)    Tenant shall be responsible, at its expense, for ensuring its operations at the Premises and Tenant’s Outside Area comply with Environmental Laws including procuring, maintaining, and complying with all required permits and required approvals from federal, state, and local governmental authorities for the operation and decommissioning of its operations. Subject to Section 18 above, Landlord and Landlord's agents, servants, and employees including, without limitation, legal counsel and environmental consultants and engineers retained by Landlord, may (but without the obligation or duty so to do), at any time and from time to time, inspect the Premises and any documentation which Tenant is required by law to maintain with respect to any Hazardous Substance (including, without limitation, "Safety Data Sheets") to determine whether Tenant is complying with Tenant's obligations set forth in this section, and to perform environmental inspections and samplings (including without limitation, invasive sampling, provided that Landlord shall pay for any damage resulting therefrom). Within ten (10) days following the first day of January throughout the Term, Tenant will deliver to Landlord copies of the Safety Data Sheets maintained by Tenant during the preceding calendar year. If Tenant is not in compliance with Tenant's obligations set forth in this section or is otherwise in violation of any Environmental Laws then Landlord may (but without the obligation or duty to do so), in addition to Landlord's other remedies available under this Lease, at law or in equity, enter upon the Premises immediately and take such action as Landlord in its reasonable judgment deems appropriate and Landlord will not be liable for any interference caused by Landlord's entry and remediation efforts. The costs of any remediation performed by Landlord resulting from Tenant’s breach of its obligations pursuant to this section (including, without limitation, transportation and storage costs) will be paid by Tenant as Additional Rent on demand. Tenant shall be considered the generator of any waste and shall cooperate with the signing of any manifests for the disposal of waste generated as a result of its use of the Premises or the Property.

    (E)     At least six (6) months prior to cessation of operations, or the expiration or earlier termination of the Lease, whichever is the first occur, Tenant shall provide Landlord with detailed plans for the decommissioning of its operations (“Closure Plan”) for Landlord’s approval, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for implementing the Closure Plan including, the removal and relocation or proper disposal of all raw materials, chemicals, Hazardous Substances and goods brought onto the Premises by Tenant and shall be the generator of any such Hazardous Substances from its use of the Premises and Tenant’s Outside Area that require disposal. Tenant shall be solely responsible for the closure of all permits and licenses related to its use of the Premises or Property and shall provide documentation to Landlord of unconditional permit closure as part of a report documenting implementation of the Closure Plan. Landlord shall have the right, at Tenant’s expense (such amount not to exceed $15,000), to engage an independent consultant to oversee Tenant’s implementation of the Closure Plan or to otherwise perform an independent assessment to confirm Tenant’s compliance with the Closure Plan, the Lease, and Environmental Laws (“Independent Assessment”). If Tenant fails to implement the Closure Plan or if the Independent Assessment identifies deficiencies or non-compliance and is reasonably likely to materially impact the Premises or Property after Lease termination or expiration, then Tenant shall be deemed to be holding over in accordance with Section 19 of this Lease until such obligations are satisfied to Landlord’s commercially reasonable satisfaction.

    (F)    To the actual knowledge of Landlord, (a) no Hazardous Substance is present on the Property or the soil, surface water or groundwater thereof in violation of Environmental Laws, (b) no underground storage tanks are present on the Property, and (c) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Substance or pursuant to any Environmental Law. Landlord hereby releases Tenant from and against, all losses, costs, claims, liabilities and damages arising out of any Hazardous Substance present at any time on or about the Property, or the soil, air, improvements, groundwater or surface water thereof, except to the extent due to the release or emission of Hazardous Substance by Tenant or its agents or employees. Tenant, at Tenant’s sole cost and expense, shall have the right to conduct all environmental investigations of the Property it deems necessary or desirable.

    (G)    All obligations of Tenant under this Section 31 shall survive the expiration or earlier termination of the Term.
32.    FINANCIAL STATEMENTS. From time to time, but not more often than twice each calendar year and on written request from Landlord, Tenant shall furnish Landlord within ten (10) business days of such request, with copies of financial statements showing Tenant's current financial condition and the results of the previous year's operations. The provisions of this Section 32 shall not apply during any period that Tenant’s financials are publicly available.

33.    BROKERS. Landlord utilized the services of Cushman & Wakefield of Colorado, Inc. (the "Listing Broker") and Tenant utilized the services of Jones Lang LaSalle Americas, Inc. (the "Non-Listing Broker") in connection with this Lease. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Lease. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant hereby agrees to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys' fees) that may be asserted against or incurred by Landlord as a result of any misrepresentation by Tenant hereunder and (B) discharge any lien placed against the Property by any broker as a result of the foregoing.

34.    ABATED RENT BUYOUT. At any time prior to the expiration of the eighteenth (18th) month following the Rent Commencement Date, Landlord shall have the right to buy out all or any portion of the Abated Rent by providing written notice and paying the amount of Abated Rent then remaining unapplied, discounted to present value at a per annum rate of eight percent (8%). The per month discount Abated Rent buyout, which is based on the estimated net rentable area of the Lease as detailed in Section 1, is attached hereto as Exhibit E, and is subject to final adjustment once the final net rentable area of the Premises has been determined by third-party measurement and approved by Landlord and Tenant. In the event Landlord exercises its buy-out option, the Base Rent shall no longer be abated effective as of the date specified in Landlord’s buy-out notice and Tenant shall thereafter make payment to Landlord in accordance with the Base Rent schedule set forth at Section 1 of this Lease.

35.    MISCELLANEOUS.

    (A)    Time is of the essence of this Lease and each of its provisions.

    (B)    This Lease and all covenants and agreements herein contained shall be binding upon, apply, and inure to the respective heirs, executors, successors, administrators, and assigns of all parties to this Lease; provided, however, that this Lease shall not inure to the benefit of any assignee, heir, administrator, devisee, legal representative, successor, transferee or successor of Tenant except to the extent permitted at Section 14 herein.
    (C)    This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.

    (D)    The captions of sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

    (E)    Interpretation of this Lease shall be governed by the laws of the State of Colorado.

    (F)    This Lease is and shall be deemed and construed to be the joint and collective work product of Landlord and Tenant and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein.

    (G)    In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure labor, inability to procure materials or equipment or reasonable substitutes therefor, failure of power, fire or other casualty, restrictive government laws or regulations, judicial orders, enemy or hostile government actions, riots, insurrection or other civil commotions, war or other reason of a like nature not at the fault of the party delayed in performing work or doing as required under the terms of this Lease (a “Force Majeure Event”), then performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Subsection shall not operate to excuse Tenant from the prompt payment of Rent or Landlord or Tenant from the prompt payment of any other payments required under the terms of this Lease.

    (H)    Subject to the limitations set forth in Section 14, Tenant shall reimburse Landlord, as Additional Rent, promptly on demand, and in all events within thirty (30) days of notice of demand for all reasonable out-of-pocket expenses, including but not limited to legal, engineering or other professional services or expenses incurred by Landlord in connection with any requests by Tenant for consents or approvals hereunder. Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party. For the avoidance of doubt, no such amounts shall be payable in connection with Landlord’s review and potential approval of the plans for, and construction of, Tenant Improvements.

    (I)    Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

    (J)    Whenever this Lease references “business day” or “business days” such means any day other than Saturday, Sunday or a legal holiday in the state where the Premises are located.

36.    Reserved.

37.    PARKING. Tenant shall be entitled to the exclusive use of approximately seven hundred (700) parking spaces in parking areas on the Property designated by Landlord and as further described in the Work Letter attached hereto as Exhibit C. Landlord may grant other occupants or tenants of the Building the right to use other parking spaces on the Property; provided, that, the same does not reduce Tenant’s allocation of parking hereunder. Landlord shall not be obligated to enforce parking limitations imposed on other tenants. If Tenant uses parking in excess of that provided for herein, and if such excess use occurs on a regular basis, and if Tenant fails, after written notice from Landlord of any one violation, to reduce its excess use of the parking areas, then such excess use shall constitute an Event of Default in accordance with Section 26(A) herein.

38.    RIGHT OF FIRST REFUSAL. Provided that no Event of Default exists beyond any applicable notice and cure period, if at any time during the Term of this Lease, as it may be extended, Landlord shall give or receive a bona fide offer in writing acceptable to Landlord ("Offer") to or from a third party to lease all or any part of the balance of the space in the Building ("Expansion Space"), Tenant shall have a right of first refusal ("Right of First Refusal") to lease the Expansion Space upon the same terms and conditions as set forth in the Offer. Landlord, promptly following Landlord's solicitation or receipt of the Offer, shall deliver written notice to Tenant specifying the economic terms and conditions stated in the Offer. Tenant shall exercise its Right of First Refusal by providing Landlord with written notice of its exercise within ten (10) business days after the date of receipt of Landlord's notice regarding the Offer. If Tenant exercises its Right of First Refusal within the ten (10) business-day period, Landlord and Tenant promptly shall execute an amendment to this Lease for the Expansion Space, which includes the terms and conditions set forth in the Offer. If Tenant fails to provide Landlord with its written notice of exercise within the ten (10) business-day period, then Tenant shall be deemed to have elected not to exercise its Right of First Refusal with respect to the particular Offer at issue. Notwithstanding the foregoing, if Landlord negotiates with the proposed tenant lease terms materially more favorable than those offered to Tenant but rejected, Landlord shall be required to submit the more favorable terms to Tenant for its review. Tenant shall have three (3) business days after receipt of the more favorable terms to accept or reject the Expansion Space. If Tenant rejects the more favorable terms, Landlord shall be free to enter into a lease with the proposed tenant. Tenant's Right of First Refusal shall be continuous during the Term and any extension thereof. Tenant's rejection of any particular Offer shall not relieve Landlord of its obligation to again offer any Expansion Space to Tenant at any time that the Expansion Space subsequently becomes available. If Landlord fails to lease any portion of the Expansion Space within one hundred fifty (150) days of delivering to Tenant an Offer for such Expansion Space, Landlord shall again offer such Expansion Space to Tenant as set forth above.

39.    CERTAIN RIGHTS RESERVED TO LANDLORD. Provided that the same do not unreasonably interfere with Tenant’s access to or use of the Premises and the parking areas, and do not materially increase Tenant’s obligations or decrease Tenant’s rights under this Lease, Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim: (a) to change the name or street address of the Building or the suite number of the Premises; (b) to install, affix, and maintain any and all signs on the exterior or interior of the Building; (c) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in and about the Building or the common areas of the Building, and for such purposes to enter upon the Premises, temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of the common areas of the Building; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (e) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building; (f) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises; and (g) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Building.

40.    WAIVER OF RIGHT TO JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH TH IS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT'S USE OR OCCUPANCY OF THE PREMISES OR BUILDING (INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAWS, STATUTES, REGULATIONS, CODES OR ORDINANCES).

41.    RECORDATION OF LEASE. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a short form memorandum of this Lease for recording purposes.
[EXECUTION PAGE TO FOLLOW]

    IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Date of this Lease.

TENANT: Amprius Technologies, Inc. a Delaware corporation By: /s/ Sandra Wallach Name: Sandra Wallach Title: CFO Amprius Technologies, Inc. Date: 4/14/2023
LANDLORD:

Starboard Platform Brighton JV LLC,
a Delaware limited liability company

By:    Starboard Colorado LLC
    a Colorado limited liability company,
    its Manager

    By:    /s/ Dan Vittone
    Name: Dan Vittone
    Title: Manager

    Date:    4/15/2023

EXHIBIT A

FLOOR PLAN SHOWING THE PREMISES

Explanatory notes for calculation of size of Premises:

1.    Tenant Floor Plan identifies Premises as consisting of 775,508 rentable square feet (with Mezzanines)

2.    Prior BOMA Plan identifies Mezzanine #1 at 664 rentable square feet and Mezzanine #2 at 689 rentable square feet (1,353 total rentable square feet in Mezzanine)

3.    For calculation of size of Premises the square footage of the Mezzanine space is removed from the approximation of rentable square feet for the Premises as follows:

    775,508 – 1,353 = 774,155 rentable square feet

(see attached one page)

EXHIBIT A-1

LANDLORD RESERVE AREA

Storage Pad
Additional Parking
366 Auto Stalls
Landlord Reserve Areas

EXHIBIT B

RULES AND REGULATIONS

1.    No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls, shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or vendor approved by Landlord.

2.    Tenant shall not obstruct any common sidewalks, halls, passages, exits, entrances or stairways of the Building. The common halls, passages, exits, entrances and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants provided that nothing contained in this rule shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Unless otherwise agreed between Landlord and Tenant in writing, no tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

3.    The directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4.    Landlord will furnish Tenant free of charge with eight keys to each outside door in the Premises. Landlord may make a reasonable charge for any additional keys, and Tenant shall not alter any lock or install a new or additional lock or bolt on any door of its Premises without Landlord approval. Tenant, upon the termination of this tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord any costs associated with said loss.

5.    If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions in their installation.

6.    Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be objectionable to Landlord or to any tenants shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord. All damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.
7.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown into any of them, and the expense of any breakage, stoppage or damage resulting, from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

8.    Tenant shall not install any radio, television or telephone antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

9.    Tenant shall not install, maintain or operate outside the Premises any vending machine.

10.    Tenant shall store all its trash and garbage within its Premises. Tenant shall not place any trash box or receptacle, any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

11.    No cooking shall be done or permitted by any Tenant on the Premises, except by approved microwave oven or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

12.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve.

13.    Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage asphalt.

14.    Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address and in connection with a press release concerning this Lease.
15.    The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

16.    Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Park or Building and loading and unloading areas of other tenants.

17.    Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Building or on streets adjacent thereto.

18.    Tenant shall not obstruct or interfere with the rights of other tenants of the Building, or persons having business in the Building or in any way injure or annoy such tenants or persons.

19.    Tenant shall not permit any motor vehicles to be washed on any portion of the Premises or in the Common Areas of the Building, nor shall Tenant permit mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or in the Common Areas of the Building.

20.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of any lease of premises in the Building.

21.    Landlord reserves the right to make such other and reasonable and non-discriminatory rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations in this Exhibit B stated and in any additional reasonable and non-discriminatory rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests and Tenant shall be deemed to include the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

EXHIBIT C

WORK LETTER

This Tenant Improvement Work Letter (this “Work Letter”) is attached to and forms a part of the Lease Agreement dated ________________, 2023 (the “Lease”), by and between Starboard Platform Brighton JV LLC, a Delaware limited liability company (“Landlord”), and Amprius Technologies, Inc., a Delaware corporation ("Tenant") for space at 18875 East Bromley Lane, Brighton, Colorado. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.
The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements that Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”
Landlord and Tenant agree as follows:
1.General.
1.1.Tenant is solely responsible for the safe and prudent design of the Tenant Improvements and performing the Tenant Improvement Work (subject to Landlord’s rights of review and approval set forth in this Work Letter).
1.2.Landlord’s sole interest in reviewing and approving the Construction Drawings (as hereinafter defined) is to protect the Building and Landlord’s interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings are correct or accurate, or are in compliance with any applicable Laws.
1.3.Landlord shall contribute (subject to the terms and conditions set forth in this Work Letter) the amount specified in Section 4.1 below as the “Construction Allowance,” toward the costs of designing, managing, and performing the Tenant Improvement Work.
1.4.Tenant shall be responsible for all costs of designing the Tenant Improvements and performing the Tenant Improvement Work to the extent such costs exceed the Construction Allowance. Notwithstanding anything to the contrary herein, Landlord shall be solely responsible for all costs required to bring the Property into compliance with any code, ordinances, requirements, or laws governing the Property prior to the date of Zoning Approval. Except as otherwise set forth herein, Tenant shall be solely responsible for all costs incurred to satisfy any code, ordinances, requirements, or laws governing the Property that must be satisfied in order to construct the Tenant Improvements, including, but not limited to, causing the structure, roof, windows, floor, ceiling, and all existing mechanical (including HVAC), utility (including electrical), plumbing, sewer, fire and life safety systems serving the Premises to be in compliance with all laws, including the Tenant Code Compliance Obligation. Notwithstanding anything to the contrary herein, Landlord shall be solely responsible for all costs to bring the Property into compliance of any laws resulting from the presence of Hazardous Substances on or about the Property that is not released on the Property by Tenant or its agents (the “Excluded Work”). The date Tenant is obligated to commence paying rent shall be extended by one (1) day for each day Tenant’s completion of the Tenant Improvements is delayed due to work that is required to bring the Property into compliance with laws in effect prior to the date of Zoning Approval (other than any Tenant Code Compliance Obligation), Landlord’s Delay (defined below) or the Excluded Work. “Landlord’s Delay” shall mean any actual delay in the construction of the Tenant Improvements as a result of (i) Landlord’s violation of the provisions of the Lease or this Work Letter, and (ii) the Landlord’s unreasonable interference with Tenant’s construction of the Tenant Improvements, in each case, to the extent continuing for more than one (1) day following notice of the same.
1.5.In addition to the Construction Allowance, Landlord shall reimburse Tenant for the actual costs incurred by Tenant to complete the following improvements (the “Landlord Work”):
(1)Parking expansion to include (with the existing parking lot) a total of no less than 700 dedicated auto parking stalls. No less than 334 additional parking spots shall be constructed by Landlord and located east of the existing 366 automotive parking spots, which are currently located south of the Building.

(2)Repave the existing auto parking area containing 366 parking spots to repair cracks and damage to the existing surface of the lot, blacktop and re-stripe.

(3)Complete a demising wall within the Building separating Premises from remaining tenant spaces.

(4)Fully separate all building systems and utility infrastructure serving the Premises from the remainder of the Building.

(e)    Cause the structure, roof, windows, floor, ceiling, and all existing mechanical (including HVAC), utility (including electrical), plumbing, sewer, fire and life safety systems serving the Premises to be in good working order and repair and in compliance with all laws as of the date of Zoning Approval; provided, that, the foregoing shall only include work that relates to components of the Building and the Project existing on the date of Zoning Approval.

Such costs shall be reimbursed to Tenant within thirty (30) days following Tenant’s demand therefor, which demand shall include reasonable supporting documentation, including copies of paid invoices and lien releases for such completed work.

1.6.On reasonable prior notice, Landlord will permit Tenant and Tenant’s Agents (as defined below) to enter the Premises from time to time prior to obtaining Zoning Approval to accommodate Tenant’s planning and inspection needs, as may be reasonably necessary or appropriate. Tenant shall indemnify, protect, defend and hold Landlord and the other Indemnitees harmless from and against any and all Claims suffered or incurred by the Indemnitees arising from such entry.
1.7.Any default by Tenant under this Work Letter shall constitute a default under the Lease. If a Default beyond applicable notice and cure periods occurs under the Lease or a default beyond applicable notice and cure periods occurs under this Work Letter at any time on or before the Date of Substantial Completion, then in addition to all other rights and remedies granted to Landlord under the Lease, Landlord shall have the right to withhold payment of all or any portion of the Construction Allowance and/or Landlord may cause Tenant’s Contractor to cease construction of the Tenant Improvements and all other obligations of Landlord under this Work Letter shall be suspended until such time as the default is cured.
1.8.The “Date of Substantial Completion” shall mean the date on which the Tenant Improvements are substantially complete, except for finishing details, decorative items, minor omissions, mechanical adjustments, and similar items of the type customarily found in an architectural punchlist, and Tenant may legally occupy the Premises.
2.Design and Approval of the Tenant Improvements.
2.1.Selection of Tenant’s Architect; Construction Drawings.
(1)Tenant shall retain an architect/space planner (“Tenant’s Architect”) to prepare the Construction Drawings. Tenant’s Architect shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld, conditioned, or delayed. Tenant shall retain engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work (the “Building Systems”), if any, in the Premises in connection with the Tenant Improvements. The plans and drawings to be prepared by Tenant’s Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings.”
(2)All Construction Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. If available, Landlord shall supply Tenant with a set of drawings of the Building which Tenant may use in connection with the preparation of the Construction Drawings, but Tenant agrees that Landlord shall have no liability for the completeness or accuracy thereof, and Tenant’s Architect shall be responsible for performing all necessary field measurements and confirming the completeness and accuracy of such drawings, as well as the physical limitations of the heating Building Systems.
2.2.Space Plans. Prior to drafting any Construction Drawings, Tenant shall furnish Landlord with Tenant’s final space plans for the Premises (“Space Plans”). In addition to the Construction Allowance, Landlord shall contribute no more than $25,000 towards the preparation of one preliminary space plan, plus one revision. The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations or reinforcements, the location and extent of floor loading in excess of Building capacity, if any, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. In addition, the Space Plans shall show telephone and telecommunications facilities, and computer and electronic data facilities. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within seven (7) business days after receipt of the Space Plans. Landlord shall not unreasonably withhold, condition, or delay its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its approval of the Space Plans if, in Landlord’s good faith judgment, the proposed improvements depicted on the Space Plans: (a) do not comply with applicable Laws; (b) are likely to adversely affect the Building Systems, the structure of the Building or the safety of the Building and/or its occupants; (c) are likely to impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (d) would adversely affect the appearance of the Building or the marketability of the Premises to subsequent tenants; or (e) are likely to adversely affect another tenant’s premises or such other tenant’s use and enjoyment of such premises. Landlord may withhold its approval of the Space Plans if any one or more of the foregoing situations exist; provided, however, that the foregoing reasons shall not be the only reasons for which Landlord may withhold its approval, whether such other reasons are similar or dissimilar to the foregoing. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within 5 business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plans.
2.3.Final Working Drawings. Following Landlord’s approval of the Space Plans, Tenant shall cause Tenant’s Architect and the Engineers to prepare and submit for Landlord’s approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work (the “Final Working Drawings”). Tenant shall furnish Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall approve or disapprove of the Final Working Drawings by giving written notice to Tenant within 5 business days after receipt thereof. Landlord shall not unreasonably withhold, condition, or delay its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 2.2 above. In addition, the Landlord shall have the right to approve (in Landlord’s reasonable, good faith judgment) any portion of the Final Working Drawings that are materially inconsistent with, or do not materially conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord’s reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within seven (7) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the “Approved Working Drawings”). Landlord acknowledges and agrees that the Tenant Improvements may include, without limitation, the installation of a gas pad and central utility plant and, subject to Landlord’s approval of final plans therefor, hereby consents to such improvements.
3.Construction of Tenant Improvements.
3.1.Contracts with Tenant’s Contractor and Subcontractors; Escrowed Funds.
(1)Tenant shall retain a licensed general contractor as the contractor for the construction of the Tenant Improvements (“Tenant’s Contractor”). Tenant’s Contractor must be experienced in the performance of work comparable to the work of the Tenant Improvements in buildings comparable to the Building, and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers, together with Tenant’s Contractor, are collectively referred to herein as “Tenant’s Agents”) performing work in excess of $100,000 must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.
(2)Tenant shall furnish Landlord with true and correct copies of all construction contracts between Tenant and Tenant’s Contractor relating to the Tenant Improvement Work, provided that Landlord’s review of such contracts shall not relieve Tenant from its obligations under this Work Letter nor shall such review be deemed to constitute Landlord’s representation that such contracts comply with the requirements of this Work Letter. All such contracts shall expressly provide that any warranties shall be assignable by Tenant to Landlord. Tenant agrees to give to Landlord any assignment or other assurances which may be necessary to permit Landlord to directly enforce such warranties following expiration or termination of the Lease. If at any time any of Tenant’s Agents interferes with any other occupant of the Building, or hinders or delays any other work of improvement in the Building, or performs any work which may or does impair the quality, integrity or performance of any portion of the Building, Tenant shall cause such subcontractor, laborer, materialman or supplier to leave the Building and remove all tools, equipment and materials immediately upon written notice delivered to Tenant, and, without limiting Tenant’s indemnity obligations set forth in Section 16 of the Lease, Tenant shall reimburse Landlord for all costs, expenses, losses or damages incurred or suffered by Landlord resulting from the acts or omissions of Tenant’s Agents in or about the Building
(3)Prior to commencing construction of the Tenant Improvement Work, Tenant shall obtain a bond issued by a surety company authorized to do business in Colorado and reasonably acceptable to Landlord in principal amount not less than the full amount of the Tenant Improvement Work hard construction costs, issued on behalf of Tenant’s Contractor, naming Tenant and Landlord (and if requested by Landlord, its lender under any deed of trust or other financing instrument affecting the Building or any portion thereof) as dual obligees.
3.2.Permits. Tenant shall obtain all building permits and other permits, authorizations and approvals which may be required in connection with, or to satisfy all Laws applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (the “Permits”). Tenant agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or the certificate of occupancy for the Premises, and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any amendments or revisions to the Approved Working Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant’s Architect, at Tenant’s expense (provided that to the extent funds are available, such expense may be reimbursed from the Construction Allowance), and submitted to Landlord for Landlord’s review and approval as a Change Order under Section 5 below. If Landlord disapproves of such amendments or revisions, Landlord shall return the same to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the amendments or revisions and all Permits have been obtained for the Approved Working Drawings, as so amended. Tenant acknowledges and agrees that Tenant, at Tenant’s expense (subject to application of the Allowance, to the extent available), is responsible for performing all accessibility and other work required to be performed in connection with the Tenant Improvement Work, to the extent such work is required as a result of a Tenant Code Compliance Obligation. Any other work required to bring the Premises, Building, or Project into compliance with law applicable at the date of Zoning Approval shall constitute a part of the Landlord Work and shall be reimbursed to Tenant in accordance with Section 1.5 above; however, no such work shall be completed by Tenant on behalf of Landlord without Landlord written approval.
3.3.Commencement of Work. At least 10 days prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated Date of Substantial Completion, and the construction schedule provided by Tenant’s Contractor. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed construction contract with Tenant’s Contractor, in the form previously approved by Landlord, together with a breakdown, by general categories, of the final costs to be incurred, or which have theretofore been incurred, in connection with the design and construction of the Tenant Improvements, which costs of construction form a basis for the amount of the construction contract; and (c) true and correct copies of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, together with any endorsements referred to in Section 3.5 below, confirming to Landlord’s reasonable satisfaction compliance with the insurance requirements of this Work Letter.
3.4.Performance of Work. All work performed by Tenant’s Contractor shall: (a) strictly conform to the Approved Working Drawings; (b) comply with all applicable Laws (including building codes), all applicable standards of the American Insurance Association and the National Electrical Code, and all building material manufacturer’s specifications; (c) be performed in a good and professional manner, consistent with industry standards applicable to Class A industrial space in the Northeast Denver industrial submarket; and (d) be performed at such times and in such manner so as not to interfere with the occupancy of any other tenant of the Building, the performance of any other work within the Building, or with Landlord’s maintenance or operation of the Building. At all times during construction of the Tenant Improvements, Landlord and Landlord’s employees and agents shall have the right to enter the Premises to inspect the Tenant Improvement Work, and to require the correction of any faulty work or any material deviation from the Approved Working Drawings. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any applicable Laws, and Tenant shall be fully responsible and liable therefor. In addition to the Construction Administration Costs under Section 4.3 below, Tenant shall reimburse Landlord for the cost of any repairs, corrections or restoration which must be made, in Landlord’s good faith judgment, to the Premises or any other portion of the Building, if caused by Tenant’s Contractor or any other of Tenant’s Agents.
3.5.Insurance. At all times during the construction of the Tenant Improvements (and in the case of Products and Completed Operations Coverage, for 5 years following Date of Substantial Completion), Tenant shall require Tenant’s Contractor to maintain (a) Commercial General Liability Insurance with limits of not less than $3,000,000 for bodily injury and property damage, including personal injury and death, and Contractor’s Protective Liability, and Products and Completed Operations Coverage in an amount not less than $1,000,000 per incident; (b) Automobile Liability Insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) Worker’s Compensation with statutory limits and Employer’s Liability Insurance with limits of not less than $500,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee. In addition, Tenant or Tenant’s Contractor shall carry “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of the Tenant Improvements, including such extended coverage endorsements as may be reasonably required by Landlord. Tenant’s liability insurance shall be written on an “occurrence” basis and shall name Landlord, any holder of a Security Device and Landlord’s designated agents as additional insureds (by endorsement reasonably acceptable to Landlord). The “Builder’s Risk” insurance shall name Landlord, any holder of a Security Device, and Tenant as the loss payee(s) with respect to all proceeds All of the insurance required to be carried by Tenant hereunder shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord and shall be placed with companies which are rated A-:VII or better in Best’s Key Rating Guide and licensed to business in the State of Colorado. Tenant shall provide Landlord 30 days’ written notice prior to any cancellation or reduction of coverage. All insurance maintained by Tenant’s Agents shall preclude subrogation claims thereunder by the insurer against Landlord Insureds. Tenant’s compliance with the provisions of this Section shall in no way limit Tenant’s liability under any of the other provisions of the Lease.
3.6.Liens. Tenant shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished, or obligations incurred by Tenant. Should Tenant fail to remove any such lien within 5 days after notice to do so from Landlord, Landlord may, in addition to any other remedies, record a bond and all costs and obligations incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as Additional Rent under the Lease. Landlord shall have the right to post and keep posted on the Premises any notices that may be required or permitted by Laws, or which Landlord may deem to be proper, for the protection of Landlord and the Building from such liens. Promptly following completion of construction, Tenant shall provide Landlord a copy of a final unconditional lien release from Tenant’s Contractor and each of Tenant’s Agents who performed work or supplied materials for the Tenant Improvements.
4.Responsibility for Design and Construction Costs.
4.1.Construction Allowance. Landlord will contribute to the costs of designing, managing, and performing the Tenant Improvement Work, as depicted on the Approved Working Drawings (as amended), to the extent of the lesser of (a) Two Million Three Hundred Twenty-Five Thousand Dollars ($2,325,000.00) (calculated at the rate of $3.00 per square foot of rentable area in the Premises and subject to increase or decrease following the final measurement of the Premises) or (b) the actual cost for such work (the “Construction Allowance”). Except as otherwise specified in this Work Letter, Tenant shall pay all costs in excess of the Construction Allowance for the design and construction of the Tenant Improvements. Except as otherwise specified in this Work Letter, the Construction Allowance may be applied only to the payment or reimbursement of: (i) the cost of architectural and project management fees and costs; (ii) the cost of obtaining Permits and other similar approvals; and (iii) documented costs of labor and materials incorporated into the Tenant Improvements (excluding all costs of furnishings, fixtures, equipment, signage and other personal property, including switches, servers, routers and similar data and telecommunications cabling and equipment).
4.2.Disbursement of Construction Allowance. Disbursement of Construction Allowance. Provided that (a) this Lease is then in full force and effect, and (b) Tenant is not then in default beyond applicable notice and cure periods of any of its obligations under the Lease, including, without limitation, Tenant’s obligations under this Work Letter to perform Tenant Improvement Work in accordance with the Approved Working Drawings and all applicable Laws, Landlord shall release the Construction Allowance to Tenant through advances that occur no more than once every three (3) months following commencement of construction. The amount of Landlord’s quarterly advances of the Construction Allowance shall be calculated as: [(Total Construction Allowance Amount X Percentage of Tenant Improvements work completed between each advance of the Construction Allowance)] less such retainage percentage set forth in the construction contract with Tenant’s Contractor (not to be less than 5%). Prior to each advance of the Construction Allowance, Tenant shall deliver to Landlord (i) a written statement from Tenant’s Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings and stating the percentage of Tenant Improvement work completed for each respective advance being requested by Tenant, and (ii) properly executed mechanics’ lien releases in form satisfactory to Landlord from all of Tenant’s Agents for the work completed prior to the date of such advance. Prior to the request for the final advance of the Construction Allowance (which shall include release of the retainage amount), Tenant shall deliver to Landlord (A) two (2) full sets of blue line “as-built” drawings, together with a CAD disk showing the Tenant Improvements (updated by Tenant’s Architect as necessary to reflect all changes made to the Approved Working Drawings during the course of construction), (B) specification cut sheets for all non-Building standard equipment and lighting, (C) a written statement from Tenant’s Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings, (D) properly executed mechanics’ lien releases in form satisfactory to Landlord from all of Tenant’s Agents, (E) copies of all

Permits, licenses, certificates and other governmental authorizations and approvals necessary in connection with, and indicating final approval of, the Tenant Improvement Work, and which may be necessary for the operation of Tenant’s business within the Premises, (F) a copy of the final air balancing report, (G) warranties and manuals for all installed equipment, and (H) a statement of total design and construction fees and costs. Tenant shall submit the documents described in clauses (A) through (H) above to Landlord within 30 days following the date Tenant commences business operations in the Premises. If Tenant fails to submit the foregoing documentation to Landlord within twenty-four (24) months after the Rent Commencement Date, Landlord shall have no further obligation to pay the any remaining Construction Allowance to Tenant, and Tenant shall be deemed to have waived any rights to receive the same.
4.3.Construction Administration Costs. Intentionally deleted.
5.Change Orders. Landlord will not unreasonably withhold, condition, or delay its approval of (a) any request by Tenant, or by Tenant’s Contractor with Tenant’s approval, to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a “Change Order”), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change Order if any of the circumstances listed in clauses 2.2(a) through 2.2(e) of this Work Letter apply. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Except as otherwise set forth herein, Tenant shall pay all costs attributable to Change Orders (provided that, to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).
6.Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Tenant during the Term and Landlord following the Term, and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Space Plans, Final Working Drawings or any Change Order on Tenant’s agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant’s expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, ordinary wear and tear, casualties, condemnation, Hazardous Substances (other than those released or emitted by Tenant), and repairs that Tenant is not responsible for under this Lease, excepted. The removal, repair and restoration described above shall, at Landlord’s sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within 10 days following Landlord’s demand, the reasonable cost and expense of such work.
7.Representatives.
7.1.Tenant’s Representative. Tenant has designated ________________ as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
7.2.Landlord’s Representative. Prior to the date of Zoning Approval, Landlord shall submit in writing to Tenant such individual Landlord designates as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
8.All notices under this Work Letter shall be given in accordance with Section 34 of the Lease.
9.If an Event of Default occurs under the Lease or an Event of Default occurs under this Work Letter at any time on or before the Date of Substantial Completion, then in addition to all other rights and remedies granted to Landlord under the Lease, all obligations of Landlord under this Work Letter shall be forgiven until such time as the Default is cured.

10.Miscellaneous.
10.1.Except as expressly set forth herein or in the Lease, Landlord has no other agreement with Tenant and has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises by Tenant which may be permitted by Landlord pursuant to the terms and conditions of this Lease shall be done at Tenant's sole cost and expense and in accordance with the terms and conditions of this Lease.
10.2.This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any option under this Lease or otherwise, or to any portion of the Premises or any additions thereto in the event of a renewal or extension of the Initial Term of this Lease, whether by any option under this Lease or otherwise, unless expressly so provided in this Lease or any amendment or supplement thereto.
10.3.This Work Letter is expressly made a part of this Lease and is subject to each and every term and condition thereof, including, without limitation, the limitations of liability set forth therein.
10.4.Tenant shall be solely responsible to determine at the Property all dimensions of the Premises and the Building which affect any work that may be performed by Tenant or any of Tenant's Agents hereunder.
10.5.Notwithstanding any of the foregoing, (a) Tenant shall not be required to design or construct any Tenant Improvements in the Premises, (b) Tenant shall not be required to use union labor, (c) where no time period is specified above, Landlord shall respond to any consent or approval request within seven (7) business days and (d) if Landlord fails to provide consent or refuse its consent within such time period, Tenant may send a second approval request clearly marked “IF NO TIMELY RESPONSE IS PROVIDED, LANDLORD SHALL BE DEEMED TO HAVE APPROVED” and if Landlord fails to provide consent or refuse its consent within three (3) business days following delivery of such second notice, Landlord shall be deemed to have consented to or approved such request.

EXHIBIT D

Zoning Approval Confirmation Letter

Amprius Technologies, Inc.
Address Line 1
Address Line 2
City, State, Zip Code

RE:    Lease dated ______________, between Starboard Platform Brighton JV LLC, a Delaware limited liability company (“Landlord”), and Amprius Technologies, Inc., a Delaware corporation ("Tenant") for space at 18875 East Bromley Lane, Brighton, Colorado as more specifically described in the Lease (the “Premises”) (capitalized terms herein shall be defined as set forth in the Lease)

Dear Sir or Madame:

In accordance with Section 3(B) of the above-referenced Lease, please find enclosed herein Zoning Approval issued by ______________________ allowing Tenant to use the Premises for its Permitted Use. This Zoning Approval is evidence of satisfaction of Landlord’s obligations to obtain Zoning Approval during the Zoning Contingency Period. The automatic termination of the Lease provision set forth in Section 3(B) is no longer valid and the Term of the Lease shall continue as set forth in the Lease.

Sincerely,
Starboard Platform Brighton JV LLC,
a Delaware limited liability company

By:    Starboard Colorado LLC
    a Colorado limited liability company

By:
Name: Dan Vittone
Title: Manager

Enclosure

EXHIBIT E

ABATED RENT BUYOUT SCHEDULE

EXHIBIT F APPROVED SNDA
SUBORDINATION,
NON-DISTURBANCE AND ATTORNMENT AGREEMENT
    THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this "Agreement") is entered into by and among AMPRIUS TECHNOLOGIES, INC., a Delaware corporation ("Tenant"), whose address is ______________________________________; STARBOARD PLATFORM BRIGHTON JV, LLC, a Delaware limited liability company ("Landlord"), whose address is c/o Platform Ventures, 1511 Baltimore Avenue, Suite 300, Kansas City, MO 64108 Attn: Greg Steinberg, and BOKF, NA, a national banking association d/b/a BOK Financial ("Lender"), whose address is 7101 College Boulevard, Suite 1100, Overland Park, Kansas 66210, Attn: Matthew Webb.
RECITALS:
A.    Landlord is the owner in fee simple of the real property described in Exhibit A attached hereto, together with the improvements thereon (the "Property");
B.    Landlord and Tenant have entered into a certain Lease Agreement (as the same may have been or may hereafter be amended, modified, renewed, extended or replaced, the "Lease"), dated __________________, leasing to Tenant [all of the rentable space] [___________ square feet of rentable space] in the Property comprised of [________________] square feet to-be-constructed industrial warehouse (the "Premises");
    C.    The Lender is making or has made a loan to Landlord (the "Loan") pursuant to the terms of a Construction Loan Agreement between Lender and Landlord and such Loan is evidenced by a Promissory Note to Lender (the "Note") and secured by, among other things, a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as hereafter amended, modified or restated, the "Security Instrument") in favor of Lender encumbering the Property, which Security Instrument has been recorded in the Official Records of Adams County, CO.
    D.    Lender, Landlord and Tenant desire to confirm their understanding with respect to the Lease and the Loan and the rights of Tenant and Lender thereunder.
AGREEMENTS:
    NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.    Subordination. Notwithstanding anything to the contrary set forth in the Lease, Tenant hereby subordinates and subjects the Lease and the leasehold estate created thereby and all of Tenant's rights thereunder to the lien of the Security Instrument and to any and all renewals, modifications, consolidations, replacements and extensions thereof, as fully and as if the Security Instrument and all of its renewals, modifications, consolidations, replacements and extensions had been executed, delivered and recorded prior to execution of the Lease. Without affecting the foregoing subordination, Lender may, from time to time: (a) extend, in whole or in part, by renewal or otherwise, the terms of payment or performance of any obligation secured by the Security Instrument; (b) release, surrender, exchange or modify any obligation secured by the Security Instrument, or any security for such obligation; or (c) settle or compromise any claim with respect to any obligation secured by the Security Instrument or against any person who has given security for any such obligation.
    2.    Non-Disturbance; Attornment. If, at any time, Lender or any person or entity or any of their successors or assigns who shall acquire the interest of Landlord under the Lease through a foreclosure of the Security Instrument, a deed-in-lieu of foreclosure, an assignment-in-lieu of foreclosure or otherwise (each, a "New Owner") shall succeed to the interests of Landlord under the Lease, so long as the Lease is then in full force and effect, Tenant complies with this Agreement and no default which exists beyond any grace or notice and cure period (collectively, a "Default") on the part of Tenant exists and is in continuance under the Lease, the Lease shall not be interfered or disturbed and shall continue in full force and effect as a direct lease between the New Owner and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term thereof, or any extension thereof duly exercised by Tenant. Tenant hereby agrees to attorn to and accept any such New Owner as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease, or any extension thereof duly exercised by Tenant, and Lender, or any such New Owner of the Property, agrees that it will not disturb the possession of Tenant and will be bound by all of the obligations imposed on the Landlord by the Lease; provided, however, that any New Owner shall not be:
    (a)    liable for any act or omission of a prior landlord (including Landlord) arising prior to the date upon which the New Owner shall succeed to the interests of Landlord under the Lease, except to the extent that such act or omission continues after the date New Owner succeeds to the interests of Landlord under the Lease; or
        (b)    subject to any claims, offsets or defenses which Tenant might have against any prior landlord (including Landlord) arising prior to the date upon which the New Owner shall succeed to the interests of Landlord under the Lease, except to the extent Lender has been provided written notice of the same pursuant to Section 6 below; or
        (c)    bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one (1) month; or
        (d)    bound by any assignment (except as permitted by the Lease), surrender, release, waiver, cancellation, amendment or modification of the Lease made without the written consent of Lender, other than any assignment, surrender, release, waiver, or cancellation made prior to the date New Owner succeeds to the interests of Landlord under the Lease; or
        (e)    responsible for the making of any improvement to the Property or repairs in or to the Property in the case of damage or destruction of the Property or any part thereof due to fire or other casualty or by reason of condemnation unless such New Owner shall be obligated under the Lease to make such repairs.
    Nothing contained herein shall prevent Lender from naming or joining Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Security Instrument to the extent necessary under applicable law in order for Lender to avail itself of and complete the foreclosure or other remedy, but such naming or joinder shall not be in derogation of the rights of Tenant as set forth in this Agreement.
    3.    Cure by Lender of Landlord Defaults. Tenant hereby agrees that from and after the date hereof, in the event of any act or omission by Landlord which would give Tenant the right, either immediately or after the lapse of time, to terminate or cancel the Lease or to claim a partial or total eviction, or to abate or reduce rent, Tenant will not exercise any such right until it has given written notice of such act or omission to Lender (which shall be given simultaneously with the notice of the same to Landlord), and Lender has failed to cure such act or omission within the time set forth for Landlord to cure such act or omission in Section 26(F) of the Lease, provided that Tenant shall not, as to Lender, require cure of any such act or omission which is not susceptible to cure by Lender.
    4.    Payments to Lender and Exculpation of Tenant. Tenant is hereby notified that the Lease and the rent and all other sums due thereunder have been assigned to Lender as security for the Loan. In the event that Lender or any future party to whom Lender may assign the Security Instrument notifies Tenant of a default under the Security Instrument and directs that Tenant pay its rent and all other sums due under the Lease to Lender or to such assignee, Tenant shall honor such direction without inquiry and pay its rent and all other sums due under the Lease in accordance with such notice. Landlord agrees that Tenant shall have the right to rely on any such notice from Lender or any such assignee without incurring any obligation or liability to Landlord, and Tenant is hereby instructed to disregard any notice to the contrary received from Landlord or any third party.
    5.    Limitation of Liability. Lender shall not, either by virtue of the Security Instrument or this Agreement, be or become a mortgagee-in-possession or be or become subject to any liability or obligation under the Lease or otherwise until Lender shall have acquired the interests of Landlord in the Premises, by foreclosure or otherwise, and then such liability or obligation of Lender under the Lease shall extend only to those liabilities or obligations accruing or continuing subsequent to the date that Lender has acquired the interests of Landlord in the Premises as modified by the terms of this Agreement. In addition, upon such acquisition, Lender shall have no obligation, nor incur any liability, beyond the amount of Lender's then equity interest, if any, in the Premises. Furthermore, in the event of the assignment or transfer of the interests of Lender under this Agreement, all obligations and liabilities of Lender under this Agreement shall terminate and, thereupon, all such obligations and liabilities shall be the sole responsibility of the party to whom Lender's interests are assigned or transferred.
    6.    Notice. Any notice, demand, statement, request, consent or other communication made hereunder shall be in writing and delivered (i) personally, (ii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iii) by depositing the same with FedEx or another reputable private courier service, postage prepaid, for next business day delivery, to the parties at their addresses first set forth above and shall be deemed given when delivered personally, or four (4) Business Days after being placed in the United States mail, if sent by certified or registered mail, or one (1) business day after deposit with such private courier service. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent. By giving to the other parties hereto at least fifteen (15) days prior written notice thereof in accordance with the provisions hereof, the parties hereto shall have the right from time to time to change their respective addresses to any other address within the United States of America. Tenant agrees to send a copy of any notice of default under the Lease to Lender at the same time such notice or statement is sent to Landlord.
    7.    Miscellaneous.
        (a)    In the event of any conflict or inconsistency between the provisions of this Agreement and the Lease, as between Tenant and Lender, the provisions of this Agreement shall govern; provided, however, that the foregoing shall in no way diminish Landlord's obligations or liability to Tenant under the Lease. Lender's enforcement of any provisions of this Agreement or the Security Instrument shall not entitle Tenant to claim any interference with the contractual relations between Landlord or Tenant or give rise to any claim or defense against Lender with respect to the enforcement of such provisions.
        (b)    Intentionally omitted.
        (c)    This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the interest of Tenant under this Agreement may not be assigned or transferred independent of the Lease without the prior written consent of Lender.

        (d)    The captions appearing under the paragraph number designations of this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.
        (e)    If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.
        (f)    This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located without regard to its conflict of laws provisions, except to the extent that the applicability of any of such laws is now or hereafter preempted by federal law, in which case such Federal law shall so govern and be controlling.
        (g)    This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same agreement.
        (h)    This Agreement cannot be altered, modified, amended, waived, extended, changed, discharged or terminated orally or by any act on the part of Tenant, Landlord or Lender, but only by an agreement in writing signed by the party against whom enforcement of any alteration, modification, amendment, waiver, extension, change, discharge or termination is sought.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth adjacent to their signatures below to be effective as of the date of the Security Instrument.
Date: _________ ____, 2023        TENANT:
                    AMPRIUS TECHNOLOGIES, INC.,
                    a Delaware corporation

                    By:
                    Name:
                    Title:

STATE OF     )
    )    SS
COUNTY OF     )
Before me, a Notary Public in and for said State and County, appeared ________________________, to me personally known who, being by me duly sworn, state that he/she is the _____________________ of ______________________________, a ___________________________, who executed the foregoing instrument and who acknowledged the execution of the foregoing instrument in such capacity with the full authority of the ____________________ of such ________________________, and as the free act and deed of said _______________________.
Given under my hand and official seal this ___ day of ________________, 2023.

Notary Public
Name:

My commission expires:
____________________

[SIGNATURES CONTINUE ON FOLLOW PAGE]

Date: ___________ ____, 2023:    LANDLORD:
                    _____________________,
                    a ______ limited liability company

STARBOARD PLATFORM BRIGHTON JV, LLC By: Starboard Colorado LLC, a Colorado limited liability company, Manager By: Daniel N. Vittone, Manager

STATE OF     )
    )    SS
COUNTY OF     )
Before me, a Notary Public in and for said State and County, appeared _________________, to me personally known who, being by me duly sworn, state that he is an Authorized Agent of ________________, a _____________ limited liability company, the ________ of _______________________, a _____________ limited liability company, who executed the foregoing instrument and who acknowledged the execution of the foregoing instrument in such capacity with the full authority of the member(s) of said limited liability company, and as the free act and deed of said limited liability company as ____________________ of said limited partnership.
Given under my hand and official seal this ___ day of ________________, 2023.

Notary Public
Name:
My commission expires:
____________________

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Date: __________ ____, 2023    LENDER:
                    BOKF, NA d/b/a BOK Financial,
                    a national banking association

                    By:
                        Matthew Webb
                        Senior Vice President

STATE OF     )
    )    SS
COUNTY OF     )
Before me, a Notary Public in and for said State and County, appeared Matthew Webb, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, and who stated that he is the Senior Vice President of BOKF, NA, a national banking association d/b/a BOK Financial, and who acknowledged that he executed and delivered such instrument as his capacity of said officer, as the free and voluntary act and deed of said national banking association, for the uses and purposes therein set forth.
Given under my hand and official seal, this ___ day of _______________, 2023.

Notary Public
Name:
My commission expires:
____________________

EXHIBIT A TO SNDA
PROPERTY DESCRIPTION

EXHIBIT G

FORM OF LETTER OF CREDIT

East West Bank
International Operations
135 N. Los Robles Ave., 2nd Floor
Pasadena, CA 91101
Attn: Standby Letter of Credit Unit
Tel: (626)768-6613 Fax: (626)817-8857

Irrevocable Standby Letter of Credit No. [Bank Use Only]

Date: [Bank Use Only}

Beneficiary:
Starboard Platform Brighton JV LLC
c/o Starboard Realty Partners LLC
1301 Dove Street, Suite 1080
Newport Beach, CA 92660
Attn: Dan Vittone

Applicant:
Amprius Technologies, Inc.
1180 Page Avenue
Fremont, California 94538
Attn: Legal

Amount        USD_______________ (________________________ and __/100 U.S. Dollars)

Expiry Date        ____________at East West Bank’s above Address

Ladies/Gentlemen:

We hereby issue our Irrevocable Standby Letter of Credit No. --------- (“Letter of Credit”) in your favor. This Letter of Credit is available by payment with ourselves at East West Bank, International Operations, 135 N. Los Robles Avenue, 2nd Floor, Pasadena, CA 91101 Attention: Standby Letter of Credit Unit against presentation at this office of the following documents:

1.A dated statement signed by the Beneficiary certifying that:

“The undersigned being a duly authorized officer of _______________ (“Beneficiary”) hereby demands payment of $_____________ under East West Bank’s Letter of Credit no. _____________ and certify that an event of default by __________ (the Applicant) has occurred under that certain lease agreement dated _________ entered in between ___________ as Landlord and ________ as Tenant.”

This Letter of Credit shall be automatically extended, without amendment, for additional one year periods from the expiration date hereof, or any future expiration date, unless at least thirty (30) days prior to the then current expiration date we send you a written notice by certified mail or overnight courier service to the above address stating that we elect not to automatically extend this Letter of Credit for any such additional period.

We hereby agree with you that documents presented in compliance with the terms of this Letter of Credit will be duly honored upon presentation and delivery to East West Bank at the address above if presented on or before the expiration date. Documents are to be sent in one lot by courier service, overnight mail or hand delivery.

This Letter of Credit is issued subject to the International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590.

Unless otherwise instructed herein, all correspondence and inquiries regarding this transaction should be directed to our International Operations, Standby Letter of Credit Unit at the above address. Please indicate our reference number in all your correspondence or telephone inquiries.

ALL TERMS AND CONDITIONS HEREIN ACCEPTED BY:

[Borrower’s name}.

AUTHORIZED SIGNATURE

EXHIBIT I

ROOF ACCESS AGREEMENT

This Roof Access Indemnification Agreement (“Agreement”) is made as of _______________ (the “Effective Date”), between AMPRIUS TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) and STARBOARD PLATFORM BRIGHTON JV LLC, a Delaware limited liability company (“Landlord”) with reference to the facts set forth below.
RECITALS
A.    Landlord and Tenant are parties to that certain Lease dated _______________ (“Lease”) relating to the leasing by Landlord to Tenant of certain premises located at 18875 East Bromley Lane, Brighton, Colorado 80601 (the “Property”) consisting of approximately 774,155 rentable square feet at the Property as more specifically identified in the Lease (the “Premises”).
B.    In connection with Tenant’s use of the Premises under the Lease, Tenant has requested Landlord’s approval to access a portion of the roof of the Building for purposes (the “Permitted Purposes”) of installing, maintaining, repairing, replacing, relocating, and accessing certain rooftop equipment and connections thereto (the “Roof Access”). Landlord is willing to provide the Roof Access to Tenant conditioned upon and in connection with execution of this Agreement by Tenant.
NOW, THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as set forth below.
1.Right of Entry and License. Landlord does hereby grant, bargain, sell and convey to Tenant a non-exclusive right of entry and license to the roof for the Permitted Purposes, which shall include the right to install certain rooftop equipment and connections thereto (the "Facilities") to be used in connection with the rights granted herein, together with a right of reasonable access to the Property and the Facilities to exercise the rights granted herein and to carry out Tenant's maintenance obligations set forth in the Construction and Work Section of this Agreement, provided, however, that (i) Landlord shall reasonably determine the route or routes of ingress and egress by which Tenant shall access the roof, and the route or routes shall be subject to change by Landlord at any time following notice and in Landlord's reasonable discretion; and (ii) Tenant must comply with the requirements provided for entry for purposes of Work (as defined below) (collectively, the "License").
2.Term. The term of this Agreement shall commence on the Effective Date and shall continue until the expiration or earlier termination of the Lease.
3.Compliance With Laws; Conduct of Business; Condition of Facilities. Subject to the provisions of the Lease, Tenant covenants that it shall comply with all laws, ordinances, rules and regulations (including all private covenants of record) applicable to the Facilities and the Property, and the use and operation of either. Tenant covenants that it shall conduct its business on the Property and exercise the License in accordance with generally accepted safety standards for similar operations.
4.Construction and Work. Prior to commencement of any work that requires Roof Access, Tenant shall have obtained Landlord’s approval of Space Plans and Final Working Drawings in regard to the Facilities in accordance with the terms set forth in the Work Letter attached to the Lease as Exhibit C. Prior to commencement of any work that requires Roof Access, Tenant shall coordinate any such planned work with the roof manufacturer as reasonably directed by Landlord so as to not violate any requirements necessary for the continuation of any existing warranty for roof installation and roof materials (“Roof Warranty”). Tenant covenants that it shall cause any existing Roof Warranty to remain valid and enforceable following completion of installation of the Facilities and any continuing repair or replacement to the Facilities thereafter or cause issuance of a new warranty to benefit Landlord on at least the same terms and conditions set forth in any existing Roof Warranty. Tenant covenants that it shall keep the

Facilities in good repair and in a clean and safe condition, including, without limitation, installing, constructing, maintaining, repairing, restoring, replacing and removing the Facilities as needed, at Tenant's sole cost and expense, and repairing and restoring the adjacent portions of the Property in connection therewith (collectively, the "Work"). Tenant's foregoing restoration and repair of the Property shall occur promptly after completion of any work, and shall include, without limitation, the removal of all debris, and the restoration of the Property to substantially the same condition as existed immediately prior to such work, including filling and leveling any area in such a manner so as to make such area substantially firm, and repair any damage caused by such work, ordinary wear and tear, casualties, condemnation, Hazardous Substances (other than those released or emitted by Tenant), alterations or other interior improvements which it is permitted to surrender at the termination of this Lease and repairs that Tenant is not responsible for under this Lease, excepted.
5.Indemnification Relating to Roof Access. The indemnities, waivers and releases contained in the Lease shall specifically apply with respect to the activities by Tenant under this Agreement.
6.Ownership and Removal of Facilities. All of the Facilities shall be and shall remain the property of Tenant during the term of this Agreement. Upon the expiration or earlier termination of this Agreement, all of the Facilities shall be abandoned by Tenant; provided, that, Landlord shall have the right to require Tenant to remove such Facilities pursuant to the provisions of Section 25(B) of the Lease. If the Facilities are removed, Tenant shall conduct its removal in accordance with the requirements of the Construction and Work Section of this Agreement and shall in any event restore and repair any damage to the Property or any improvements or personal property thereon caused by such removal. If the Facilities are abandoned, then they shall become the property of Landlord. The foregoing abandonment and transfer of ownership to Landlord shall be self-effectuating without the need for the delivery of any additional documents, however, Tenant shall provide to Landlord reasonable documentation evidencing such abandonment and transfer of ownership upon receipt of a request by Landlord.
7.Incorporation of Lease Terms. The parties agree and acknowledge that all terms of the Lease are incorporated herein including, but not limited to, Tenant’s obligation to obtain all insurance coverage as required pursuant to the Lease and that Tenant’s liability insurance obligations and policy and the waiver of subrogation rights as set forth in the Lease shall specifically apply with respect to the activities by Tenant under this Agreement.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement effective as of the date set forth above.

TENANT: Amprius Technologies, Inc. a Delaware corporation By: Name: Title: Date:	LANDLORD: Starboard Platform Brighton JV LLC, a Delaware limited liability company By: Starboard Colorado LLC a Colorado limited liability company, its Manager By: Name: Dan Vittone Title: Manager Date: